Exhibit 99.1 Investor Information November - December 2020

Table of contents Topic Page # Profile and Strategy 3-10 Net Interest Income and Asset Sensitivity 11-16 Fee Income and Efficiencies 17-21 Balance Sheet 22-25 Capital, Debt & Liquidity 26-31 Credit 32-52 Technology & Continuous Improvement 53-59 Environmental, Social & Corporate Governance 60-61 Appendix 62-73 2

Our banking franchise Ranked 17th in the U.S. in total deposits(1) Line of business coverage First Sterling Ascentium Business Capital Capital Markets Commercial Banking Corporate Banking Equipment Finance Government/Institutional Institutional Services Birmingham, Alabama Private Wealth Real Estate Specialized Industries Branch locations by state(2) Alabama – 200 Georgia – 112 Iowa – 8 Mississippi – 114 South Carolina – 22 Arkansas – 70 Illinois – 42 Kentucky – 11 Missouri – 55 Tennessee – 213 Florida – 291 Indiana – 49 Louisiana – 93 North Carolina – 7 Texas – 94 3 (1) Source: SNL Financial as of 6/30/2020; pro-forma for announced M&A transactions as of 9/30/2020. (2) Total branches as of 9/30/2020.

Business segments 3Q20 Pre-tax pre- Average loans Average deposits provision income(1) 2% 4% 8% 33% 34% $747M 47% $89B $117B 49% 64% 59% Consumer Corporate Wealth Management (1) Pie %'s exclude the pre-tax pre-provision income (loss) from the Other Segment totaling $(77) million. 4

Responding to our communities, customers and associates Communities • Committing $12M to advance programs and initiatives that promote racial equity and economic empowerment for communities of color • Donating $5M toward COVID-19 relief and recovery efforts • Donating previously purchased advertising time to food banks across our footprint • Providing grants for several Community Development Financial Institutions and nonprofit organizations focused on helping small businesses in underserved areas to regain stability Customers • Supporting consumers with fee waivers and payment assistance; also processing requests for payment deferrals for businesses • Helping business customers access the Small Business Administration's Paycheck Protection Program • Temporarily halted new foreclosures and repossessions Associates • Restructured branch services to protect the health of associates and customers by limiting activities to drive through services or in-office appointments; vast majority of branches remained open during shelter in place orders; branches re-opened during 3Q • Provided additional compensation for certain branch and operationally essential associates as well as free COVID-19 testing and enhanced telehealth benefits for all associates 5

Supporting our customers Customer Loan Modifications Highlights • 37% of active mortgage deferral As of 6/30/20 As of 9/30/20 balances as of 9/30/20 are due to Balances w/ Balances w/ deferral ($ in Deferral as % deferral ($ in Deferral as % GNMA repurchases during the millions) of total millions) of total quarter Mortgage (portfolio only) $1,422 9% $924 6% • As of 9/30/20, greater than 95% of Home Equity 251 3% 49 1% loans balances previously on deferral are current or less than 30 (1) Vehicles 102 8% 11 1% days past due Indirect-Other Consumer 84 3% 25 1% • Through September, and excluding Credit Card 27 2% 6 1% mortgage, there are second deferral requests on consumer Other Consumer 42 4% 9 1% products totaling $50M Total Consumer 1,928 6% 1,024 3% Total Business(2) 3,763 6% 468 1% Total $5,691 6% $1,492 2% (1) Indirect vehicles deferral metrics include Dealer Financial Services and Direct auto only. (2) Business loan deferral metrics include 6 Ascentium Capital.

# Top market share plays a valuable role in the competitive landscape

GENERATING Consistent Sustainable Long-term Performance

**Markets with top 5 market share(1)**


MSAs
Non-MSA counties

- Ranked 17th in the U.S. in total deposits(1)
- 86% of deposits in 7 states: Alabama, Tennessee, Florida, Louisiana, Mississippi, Georgia, Arkansas
- Top 5 or better market share in ~70% of MSAs across 15-state footprint(1)
- ~70% of deposits in markets without a significant money center bank presence(2)
- Investing in priority markets
  - St. Louis, Missouri
  - Atlanta, Georgia
  - Orlando, Florida
  - Houston, Texas

(1) Based on MSA and non-MSA counties using FDIC deposit data as of 6/30/2020; pro-forma for announced M&A transactions as of 9/30/2020. (2) Significant money center bank presence (JPM, BAC, C, WFC) defined as combined market share using 6/30/2020 FDIC deposit data of 20% or more.

REGIONS 7

Presence in strong growth markets Population growth vs. peers(1) (2021-2026) 60% of top(2) MSAs are projected to grow faster than the U.S. national average Peer #1 4.9% Top Faster Market (1) Growing MSAs Deposits Rank(2) '21-'26 Population Growth RF 3.1% Nashville, Tennessee $9.7 3 Peer #2 3.0% Tampa, Florida $5.3 4 Peer #3 1.9% Miami, Florida $5.1 13 Atlanta, Georgia $4.8 7 Peer #4 1.7% Orlando, Florida $2.6 5 Peer #5 1.2% Knoxville, Tennessee $2.5 3 Huntsville, Peer #6 1.2% Alabama $2.4 1 Dallas - Fort Peer #7 1.0% Worth, Texas $1.9 18 Indianapolis, Indiana $1.7 12 Peer #8 0.4% Peer median: 1.4% Houston, Texas $1.7 18 National average: 2.9% (1) Source: U.S. Census Bureau. Large Regional Peers: TFC, CFG, FITB, HBAN, KEY, MTB, PNC, USB. (2) Source: SNL. Top 30 markets as defined by 8 deposit dollars - FDIC 6/30/2020. Pro-forma for announced M&A transactions as of 9/30/2020.

Our footprint has significant economic advantages Jobs Population Footprint Retirees 42% of all new jobs 52% of all U.S. 35% of the U.S. GDP 6 of the top 10 states created in the U.S. population growth in generated in our where retirees are since 2009 were in last 10 years occurred footprint moving our footprint within our footprint Alabama Tennessee Louisiana Florida Georgia Top 5 state for #1 state growth in #1 state for #2 best economy in #1 state for doing economic growth advanced workforce training the U.S. business potential manufacturing Note: See appendix for references. 9

Regions receives top honors Regions Bank Named Top Customer Experience Six Years Strong: Regions Regions Bank Named Top Winner of 13 Leader in Large Retail Bank Again Named Gallup Regional Bank in J.D. Greenwich Excellence Bank Segments in Market Exceptional Workplace Award Power 2020 U.S. Online and Best Brand Awards Force Information 2019 Winner in 2020 Banking Satisfaction in Commercial Banking Retail Banking Study Study 10

# Net interest income and net interest margin - Liquidity Impacts

GENERATING Consistent Sustainable Long-term Performance

## NII[1] and NIM

($ in millions)



$950
$985
$1,000
3.44%
3.38%
3.19%
3.41%
3.13%
3Q19
2Q20
3Q20
NII(1)
NIM
NIM excl. PPP/Cash

- In 3Q, deposit and cash balances remained elevated given stimulus / liquidity in the system
  - PPP and cash account for -28 bps NIM and +$31M[2] NII within the quarter (-9bps / + $13M QoQ)
- Cash deployment strategies in 3Q included:
  - ~$3B Agency MBS/CMBS purchases
  - $1B Bank debt call
  - ~$400M FHLB advance early termination (FHLB bal=$0)

(1) Net interest income on a fully taxable equivalent basis. (2) NII for PPP loans includes an estimated funding cost.

REGIONS 11

# Net interest income and net interest margin - Core Drivers

GENERATING Consistent Sustainable Long-term Performance

## Core[1] NIM Attribution


3.38%
3.41%

| | 2Q20 excl. PPP/cash | Non-recurring items(2) | Hedge notional | Lower loan bals | Market rates | Cash mgmt | Days/ other | 3Q20 excl. PPP/cash |
|---|---|---|---|---|---|---|---|---|
| NIM | | +2bps | +3bps | +3bps | -2bps | -2bps | -1bps | |
| NII | | +$7M | +11M | -$18M | -$8M | +$4M | +$7M | |

Long-term rate and balance sheet deleveraging pressure will persist; loan balance declines expected to moderate

## Core Drivers of NIM and NII

- 3Q benefits from +$3B forward starting hedge notional becoming active; additional benefit from lower short-term rates offsets a portion of the long-term pressure:
  - Hedging program; $94M NII in 3Q[3]
  - Deposit pricing advantage; Sept total deposit costs at 10 bps - all-time low
- Residual exposure to long-term rates at low levels
  - Fixed rate loan/securities production at lower rates
  - Premium amortization; from $33M 2Q to $46M 3Q[4]
- Loan balance declines mostly attributable to C&I line normalization and the strategic reduction of indirect loans

## 4Q 2020 Expectations

- 3Q NII elevated by non-recurring items[2]; after normalizing for this, 4Q NII expected to be relatively flat to modestly lower[5]
  - NII and NIM in 4Q will be pressured by the continued turnover of assets at lower market interest rate levels, and lower loan balances/mix
  - 4Q hedge benefit estimated at $97M; uncertain timing of PPP fee acceleration to benefit NII/NIM - currently assume no benefit until 2021
- Excluding PPP/cash, NIM expected to remain in the 3.30%s

(1) Core NIM excludes PPP and excess cash over $750M. (2) Items that may not repeat include bond call benefits, loan prepayment penalties, other loan yield adjustments, and bond premium amortization associated with elevated Ginnie Mae buy-outs. (3) Hedges remain active; $1.8B unrealized, pre-tax gain, to be amortized into NII over the remaining life of hedges ~4.5 years. (4) Ginnie Mae buy-outs add ~$4M. (5) Assumes Fed Funds Target remains 0%-0.25%, 1m LIBOR 0.12%-0.20%, and 10yr US Treasury is range-bound 0.50% - 0.90%.

REGIONS 12

Balance sheet profile (as of September 30, 2020) Portfolio compositions • Naturally asset sensitive balance sheet, supported by Assets Liabilities a large, stable deposit base Other 20% Deposits • Sensitivity to short-term rates has been largely 93% $145B Loans $127B Securities Borrowings neutralized though balance sheet hedging and the 61% Deposits 19% 4% ability to reprice deposits Time Other 5% 3% • Hedges increase fixed-rate loan mix from 53% to 76% (including PPP) Non-Interest IB Checking, Bearing $118B Money Market Wholesale (1)(2) Loans Checking & Savings Borrowings(1) • Low reliance on wholesale borrowings - 5% of total 42% 53% average liabilities vs 8% peer median Fixed 36% Floating Fixed $88B 24% $5B 76% Floating 64% Fixed Loans / Total Loans (2Q20)(3)(4) Avg. NIB Deposits / Total Deposits (3Q20)(4) 100% 60% 80% Peer Median (incl. hedges): 57% 50% 60% 40% Peer Median: 31% 40% 30% 20% 20% 0 1 2 3 1 2 3 4 5 6 7 8 9 0% Q Q 1 1 1 1 3 2 r r r r r r r r r r r r r e e e e e e e e e F F e e e e e e e e e e e e e 10% R R e e e e P P P P P P P P P P P P P 3 0 2 1 4 2 6 9 3 8 1 7 5 0% F 1 1 1 1 R r r r r r r r r r r r r r e e e e e e e e e e e e e e e e e e e e e e e e e e P P P P P P P P P % Fixed Loans % Net Receive CF Hedges P P P P (1) Including spot starting balance sheet hedges as of 9/30/20 - receive fixed loan swaps, received fixed debt swaps, and interest rate floors; deferred start 13 loan hedges not reflected in current exposure. (2) ARM mortgage loans are included as floating rate loans. PPP balances increase fixed proportion by approximately 3%. (3) EOP 2Q20 data latest available when published. (4) Source: SNL Financial, SEC Reporting, Call Reports; Peers include CFG, CMA, FHN, FITB, HBAN, HWC, KEY, MTB, PNC, SNV, TFC, USB, ZION.

Focused on earnings stability through the cycle NIM Performance vs Peers Normalized(3) NII change: 3Q20 vs 2Q19(4) 3.6 3.51% 3.46% 3.47% 3.44% 3.44% 3.4 3.36% 3.41% 3.25% 3.27% 0% 3.35% 3.34% 3.34% 3.16% 3.2 3.24% -10% 3.11% 3.13% 3.0 -20% 2.84% 2.8 -30% RF RF Normalized (2) Peer Median (1) 0 1 2 1 2 3 8 9 4 5 6 7 2.6 -40% F 1 1 1 R r r r r r r r r r 7 7 7 7 8 8 8 8 9 9 9 9 0 0 0 r r r e e e e e e e e e 1 1 1 1 1 1 1 1 1 1 1 1 2 2 2 e e e e e e e e e e e e 1 2 3 4 1 2 3 4 1 2 3 4 1 2 3 e e e P P P P P P P P P P P P Q Q Q Q Q Q Q Q Q Q Q Q Q Q Q Falling Rate Cycle Loan and Deposit Yields(4) • Deposit advantage has historically led to net interest 5.0% 2.0% margin outperformance when compared to peer banks 4.5% 1.5% s t • In 0% short-term rate environment, net interest margin s d l o e C is protected by the hedging program, which locks in our i Y t 4.0% 1.0% i n deposit advantage s a o o p L e ▪ Loan yields have shown relative stability, 3.5% 0.5% D evidencing smallest yield decline of all peers; hedges add +42bps in 3Q 3.0% 0.0% ▪ Deposit yields have reverted to all-time lows; 2Q19 3Q19 4Q19 1Q20 2Q20 3Q20 RF Loan RF Loan Yields Peer Median RF Deposit Peer Median expected to reduce further Yields excl. Hedges Loan Yields Costs Deposit Costs (1) Source: SEC reporting, peer earnings releases; peers include BBT, CFG, CMA, FHN, FITB, HBAN, HWC, KEY, MTB, PNC, SNV, STI, USB, ZION, TFC. (2) Normalized NIM assumes pre-pandemic cash levels ($750mm) and no PPP loan balances. (3) Change in NII normalized for earning asset growth; earning asset growth backed out at 2.5% 14 spread for all peers. (4) Source: SNL Financial, SEC Reporting, peer earnings release; Peers include CFG, CMA, FHN, FITB, HBAN, HWC, KEY, MTB, PNC, SNV, USB, ZION; TFC excluded given M&A disruption.

# Hedging strategy protection

GENERATING Consistent Sustainable Long-term Performance

## Cash-flow Hedge Contribution to NII - 2Q20(1)



WAL remaining on CF Hedges(2)
9.5%
4.3
8.8%
1.8
8.5%
1.3
6.6%
1.8
4.6
6.2%
3.8
5.2%
4.7%
1.2
4.0%
2.8
4.0%
2.2
2.3%
1.9%
0.7%
0.1%
RF 3Q
Peer 12
Peer 11
Peer 10
RF 2Q
Peer 9
Peer 8
Peer 7
Peer 6
Peer 5
Peer 4
Peer 3
Peer 2
Peer 1

## Cash-flow Hedge Program Details 9/30/20(1)

| Cash-Flow Hedge | Notional | Fixed Rate/ Strike(3) | Inclusive of deferred G/L(4) |
|---|---|---|---|
| Program Swaps | $11.0B | 2.15% | 2.18% |
| Program Floors | $5.75B | 2.14% | 2.4% |
| Legacy Swaps | $5.00B | 1.49% | 1.76% |

- $20.5B of total $21.75B hedges active in 3Q20; $3B started in 3Q; $250M starts in 4Q & $1B starts in 1Q21
    - Unwound $1B floors in 3Q to offset a portion of the duration from securities purchases and to lock in floor time value
- Better protected than peer set both in size and duration of protection
- Current unrealized pre-tax gain on hedges = ~$1.8B; added $94M to NII in 3Q, or ~10% of NII

## Securities and hedges as % of earning assets(5)



50%
40%
30%
20%
10%
0%
-10%
Peer Median 24%
Peer 3
Peer 11
Peer 2
Peer 8
Peer 6
Peer 4
Peer 1
Peer 5
Peer 7
Peer 9
Peer 12
RF
Peer 10
Securities
Cash Flow Hedges

## Change in AOCI / earning assets 2Q20 vs 2Q19(5)



basis points
200
150
100
50
0
-50
Peer Median 49bps
Peer 3
Peer 2
Peer 8
Peer 5
Peer 11
Peer 1
Peer 6
Peer 10
Peer 7
Peer 12
Peer 4
Peer 9
RF
Change in Hedge AOCI / Earning Assets
Change in Securities AOCI / Earning Assets

(1) Includes both active and forward starting swaps/floors entered into prior to 9/30/2020 that provide incremental NII protection. (2) Peers 1, 2, 3, 4, & 7 did not disclose weighted average lives of cash flow hedge (3) Weighted average strike price for program floors excludes premiums paid. Swap and floor floating legs a blend of 1m/3m LIBOR, primarily 1m LIBOR. (4) Avg. receive fixed rate including amortization of deferred gains (losses) from terminated cash flow hedges. (5) Uses EOP 2Q20 data latest available when published; Source: SNL Financial, SEC Reporting; Peers include CFG, CMA, FHN, FITB, HBAN, HWC, KEY, MTB, PNC, SNV, USB, ZION; TFC excluded given M&A noise

REGIONS 15

Interest rate exposure of future business and long-term rates Fixed / float loan mix(1) • The majority of Regions’ residual NII exposure to interest rates 100% comes from future business activities and cash-flow reinvestment; 90% avg 3Q production/reinvestment yield lower than runoff by ~1.1%; 80% full-year 2020 production/reinvestment estimate: 70% 60% Peer median = 47% * ~$10.5B fixed-rate loan production 50% 40% * ~$4.5B fixed-rate securities reinvestment 30% • Balance sheet mix is a reasonable proxy for long-end rate sensitivity 20% 10% 0 1 2 3 1 2 3 4 5 6 7 8 9 * Exposure to fixed-rate assets in-line with peers (~49% fixed 0% F 1 1 1 1 R r r r r r r r r r r r r r e e e e e e e e e e e e e e e e e e excluding hedges) e e e e e e e e P P P P P P P P P P P P P % Fixed % Variable • Within the securities portfolio, reinvestment and premium Securities portfolio composition(2) amortization contribute to a portion of Regions’ NII exposure to interest rates Corporate Bonds: 5% • Portfolio constructed to protect against lower market rates Agency/UST: 1% Non-Agency CMBS: 2% * 29% of securities portfolio in bullet-like collateral (CMBS, corporate bonds, and USTs) Agency CMBS: * Purchase MBS with loan characteristics that offer prepayment 22% protection: lower loan balances, seasoning, and state-specific geographic concentrations $28.2B ▪ Grew the securities portfolio by approximately $3B during 3Q in order to deploy elevated cash balances and optimize NII/NIM Agency MBS: ▪ During the quarter, the portfolio received make-whole and 70% prepayment penalties from corporate bond and Agency CMBS (NII ~$4M) 16 (1) 6/30/2020 data latest available; Source: SEC reporting, Call Report data for loan repricing within 1 year; Peers include CFG, CMA, FHN, FITB, HBAN, HWC, KEY, MTB, PNC, SNV, USB, ZION, and TFC. (2) Includes AFS, the unrealized AFS gain, and HTM securities as of 9/30/2020.

# Non-interest income

GENERATING Consistent Sustainable Long-term Performance

| ($ in millions) | 3Q20 | Change vs 2Q20 | Change vs 3Q19 |
|---|---|---|---|
| Service charges | $152 | 16.0% | (18.3)% |
| Card and ATM fees | 115 | 13.9% | 0.9% |
| Wealth management income | 85 | 7.6% | 2.4% |
| Capital markets income (excluding CVA/DVA) | 56 | (8.2)% | 33.3% |
| Capital markets - CVA/DVA | 5 | (85.3)% | 183.3% |
| Mortgage income | 108 | 31.7% | 92.9% |
| Market Value adjustments (on employee benefit assets - other) | 14 | (12.5)% | 100.0% |
| Valuation gain on equity investment | 44 | NM | NM |
| Other | 76 | 10.1% | —% |
| Total non-interest income | $655 | 14.3% | 17.4% |
| Adjusted non-interest income(1) | 608 | 6.3% | 9.2% |

(1) Non-GAAP; see appendix for reconciliation.
NM - Not Meaningful
CVA/DVA - customer derivative "credit" and "debit valuation adjustments"

## QoQ highlights

- Service charges impacted by elevated deposits and lower customer spend; while improved, at current levels expect $30-35M per quarter negative impact vs. prior year levels
- Card & ATM fees have recovered to prior year levels; debit card spend fully recovered; credit card spend improved but not fully recovered
- Strong mortgage production associated with lower rate environment contributed to record 3Q income; 2020 production on track to more than double 2019 levels
- Wealth management produced solid results; investment service fee income increased 35%, benefiting from branches reopening
- Capital markets delivered record debt & equity underwriting fees; expect capital markets near-term quarterly run rate of $45-55M, excluding CVA
- $44M valuation gain for equity investment in a company with 3Q IPO; subject to 180-day lockout period, which is reflected in valuation

REGIONS 17

Diversified non-interest income (1) 3Q20 fee revenue by segment Consumer ($ in millions) • Consumer fee income categories include service charges on deposit accounts, card and ATM fees, and mortgage income generated through origination and servicing of residential mortgages • Growth in mortgage income has offset negative impacts of COVID-19 pandemic on service charges and card & ATM fees Corporate $160 Wealth • Wealth NIR comes from investment management and trust $655M fee income, and investment services fee income Consumer • Fees increased in 3Q primarily from elevated activity $343 following the re-opening of branches during the quarter Wealth $88 Corporate • Corporate fee income categories include treasury management and capital markets activities • 3Q capital markets income reflected record debt and equity underwriting • Treasury management income remained under pressure in 3Q primarily from lower credit card interchange associated with reduced business travel resulting from COVID-19 pandemic 18 (1) $ amounts noted in pie chart exclude Other Segment fee revenue of $64M in 3Q20.

# Leverage operating advantage to grow mortgage share and relationships

GENERATING Consistent Sustainable Long-term Performance

## Market Strength

Closed mortgages expected to exceed **$3.1T** in 2020 across the US[(1)]

Purchase and refinance volume expected to remain strong in 2021 driven by continued low rates[(1)]

## Prime Portfolio

**751** Avg. FICO

**60%** current LTV

Purchase volume **+29% YTD** vs +12% for peers[(2)]

## Delivery Efficiency

**65%** lower origination and fulfillment cost than industry average[(3)]

Omni channel capabilities and partnership with retail bank create competitive advantage

## Mortgage Servicing

Servicing expense in line with peer average[(3)]

**$51B** servicing portfolio[(4)] with capacity to grow to **$70B**

## Investing For Growth

Investments in people, process and technology beginning in 2018

Significantly improved share of production within the industry[(2)]

(1) Mortgage Bankers Association - Oct 2020. (2) Informa - 2020 through Oct. (3) MBA Stratmor (Fall 2020). (4) Includes owned portfolio and serviced for others.

REGIONS 19

Non-interest expense Adjusted non-interest expense(1) QoQ highlights ($ in millions) • Adjusted expenses(1) decreased 1% compared to $865 $898 $889 the prior quarter • Excluding COVID-related expenses and the impact of changes in market valuation on employee 57.4% 57.7% 55.3% benefit accounts, 3Q adjusted expenses(1) were $872M • Since announcing Simplify & Grow (S&G) in 2016, (1) 3Q19 2Q20 3Q20 adjusted expense growth has been limited to less than 1% CAGR; while continuing to make (1) (1) Adjusted non-interest expense Adjusted efficiency ratio investments to grow our business • Benefits from the S&G Continuous Improvement <1% CAGR initiative include reduced square footage, increased digital adoption, branch consolidations, and reduced 3rd-party spend $3,434 $3,443 $3,387 $3,419 • Evaluating digital and technology spend priorities to align with recent changes in customer behavior • Committed to adjusting the expense base commensurate with the revenue environment • 3Q adjusted efficiency ratio(1) improved 240 bps to 55.3% QoQ, lowest level in over 12 years • Expect full-year 2020 effective tax rate in the 2016 2017 2018 2019 15.5-17.5% range (1) Non-GAAP; see appendix for reconciliation. 20

# Strong PPI[1] profile

GENERATING Consistent Sustainable Long-term Performance

## Adjusted PPI[1] to RWA[2]



2.62%
2.59%
2.58%
2.49%
2.38%
2.26%
2.09%
2.07%
2.04%
2.04%
1.99%
1.93%
1.90%
1.57%
Peer 1
Peer 2
RF
Peer 3
Peer 4
Peer 5
Peer 6
Peer 7
Peer 8
Peer 9
Peer 10
Peer 11
Peer 12
Peer 13

- Regions' 3Q adjusted pre-tax pre-provision income (PPI)[1] was the highest in over a decade
- NII is supported by a significant hedging program; hedges contributed $94M in 3Q and are expected to contribute ~$97M in 4Q, rising to ~$100M in 1Q21; average tenors are ~5yrs; size and duration of hedging program is a relative differentiator
- Despite COVID-19 pandemic-related pressures, adjusted non-interest income[1] increased 6% in 3Q driven by record mortgage and solid capital markets income
- Proven track record of prudent expense management; with approximately 50% of identified Simplify & Grow initiatives completed, additional opportunity remains

(1) Non-GAAP; see Appendix for reconciliation. (2) Source: SNL Financial. Risk-weighted Assets (RWA) used in the analysis represents the simple average of 2Q20 and 3Q20 disclosed amounts. 3Q20 RWA estimates were not available for two peers as of the preparation of this analysis so an estimate was included based on those peers' historical data. Peers include CFG, CMA, FHN, FITB, HBAN, HWC, KEY, MTB, PNC, SNV, TFC, USB, ZION.

REGIONS 21

# Average loans

GENERATING Consistent Sustainable Long-term Performance

## Adjusted average loans and leases[1]

($ in billions)



$78.8
26.3
52.5
$85.8
26.9
58.9
$82.3
27.3
55.0
3Q19
2Q20
3Q20
Adjusted business loans(1)
Adjusted consumer loans(1)

## QoQ highlights

- Average loans decreased 3%; adjusted average loans[1] decreased 4%
- Pipelines remain healthy, however clients continue to deleverage
- Commercial line utilization levels reached historical low ending quarter at 41%
- Remain focused on client selectivity and full relationship with appropriate risk-adjusted returns
- Expect the majority of PPP loan forgiveness to push into 1H21; minimal expected in 4Q20
- YTD mortgage production is more than double the prior year; ~55% higher than full-year 2019 levels
- ~$340M Ginnie Mae residential mortgages were bought out of servicing pools during the quarter

(1) Non-GAAP, see appendix for reconciliation.

REGIONS 22

3Q20 average loan composition Average consumer loans Average business loans ($ in billions) ($ in billions) Mortgage $15.8 CRE Mortgage - OO $5.5 CRE Construction - $29.9B Commercial and $59.5B OO $0.3 Indirect-Vehicles Industrial $46.4 $1.2 IRE - Mortgage $5.3 Other $1.1 Indirect-Other Credit Card $1.2 IRE - Construction $2.8 $2.0 Home Equity $7.8 23

# Commercial & IRE loans

GENERATING Consistent Sustainable Long-term Performance

| As of 9/30/20 ($ in millions) | Total Commitments | Outstanding Balances | % Utilization |
|---|---|---|---|
| Administrative, Support, Waste & Repair | $2,736 | $1,739 | 64% |
| Agriculture | 732 | 486 | 66% |
| Educational Services | 3,972 | 3,052 | 77% |
| Energy - Oil, Gas & Coal | 4,088 | 1,878 | 46% |
| Financial Services | 9,069 | 4,123 | 45% |
| Government & Public Sector | 3,588 | 2,954 | 82% |
| Healthcare | 7,030 | 4,582 | 65% |
| Information | 2,698 | 1,794 | 66% |
| Professional, Scientific & Technical Services | 4,176 | 2,599 | 62% |
| Real Estate | 14,998 | 7,605 | 51% |
| Religious, Leisure, Personal & Non-Profit Services | 2,966 | 2,219 | 75% |
| Restaurant, Accommodation & Lodging | 2,791 | 2,426 | 87% |
| Retail Trade | 5,016 | 2,977 | 59% |
| Transportation & Warehousing | 3,994 | 2,711 | 68% |
| Utilities | 4,701 | 1,922 | 41% |
| Wholesale | 6,281 | 3,168 | 50% |
| Manufacturing | 8,949 | 4,773 | 53% |
| Other(1) | 189 | (53) | N/A |
| Total Commercial | $87,974 | $50,955 | 58% |
| Land | $139 | $101 | 73% |
| Single-Family/Condo | 1,610 | 745 | 46% |
| Hotel | 333 | 289 | 87% |
| Industrial | 1,223 | 1,052 | 86% |
| Office | 2,235 | 2,002 | 90% |
| Retail | 812 | 764 | 94% |
| Multi-Family | 3,312 | 1,887 | 57% |
| Other(1) | 940 | 752 | 80% |
| Total Investor Real Estate | $10,604 | $7,582 | 72% |

- The outstanding balance for Real Estate within the Commercial section reflects $2,245M of Real Estate Services & Construction loans as well as $5,360M of combined CRE-Unsecured which includes REITs:
  - Hotel REITs total $676M in balances with $863M in commitments
  - Retail REITs total $1,406M in balances and $2,979M in commitments
- Commitments to make commitments are not included
- Utilization % presented incorporates all loan structures in the portfolio; utilization on revolving line structures was ~41.1% at 9/30/2020

(1) Contains balances related to non-classifiable and invalid business industry codes offset by payments in process and fee accounts that are not available at the loan level.

REGIONS 24

Average deposits Average deposits by segment QoQ highlights ($ in billions) $116.7 $110.9 0.4 • Average deposits increased 5%; ending 0.4 8.7 8.4 deposits increased 1% $94.0 1.3 • Commercial clients' cash increases 7.8 38.8 resulting from focus on supply chain 36.4 efficiencies and declines in working 25.7 asset levels • Declining interest rates drive corporate clients to bring excess deposits back to Regions 65.7 68.8 59.2 • Consumer deposit growth driven by government stimulus as well as reduced spending during the pandemic • Growth in consumer deposits began 3Q19 2Q20 3Q20 leveling off toward the end of 3Q Consumer Bank Corporate Bank Wealth Mgt Other(1) 25 (1) Other deposits represent non-customer balances primarily consisting of wholesale funding (for example, Eurodollar deposits, selected deposits and brokered time deposits).

Capital and liquidity Tier 1 capital ratio(1) QoQ highlights • During 3Q declared $149M in common dividends • 3.0% Stress Capital Buffer for 4Q20-3Q21 10.8% 10.8% 10.4% • Common Equity Tier 1 ratio increased ~40 bps to an estimated 9.3%; expect near-term capital levels to increase further • Historically high deposit balances contributed to 300 bps decline in 3Q loan-to-deposit ratio 3Q19 2Q20 3Q20 Common equity Tier 1 ratio(1) Loan-to-deposit ratio(2) 88% 78% 75% 9.6% 9.3% 8.9% 3Q19 2Q20 3Q20 3Q19 2Q20 3Q20 (1) Current quarter ratios are estimated. (2) Based on ending balances. 26

CET1 Waterfall 0.7% 9.3% 8.9% (0.1)% (0.1)% (0.1)% Pre-tax pre- Common Provision 2Q20 CET1% Tax & Other 3Q20 CET1%(3) provision dividend expense(2) income(1) (1) Non-GAAP; see appendix for reconciliation. (2) Provision expense includes the impact of CECL deferral. (3) Current quarter ratios are 27 estimated.

Significant protection 2Q20 CET1 + Additional Loss Absorbency(1)(2) % of RWA 14.31% 13.81% 13.55% 1.06% 13.11% 12.64% 12.56% 12.47% 1.95% 2.09% 1.99% 2.03% 0.87% 0.63% 0.64% 11.81% 11.74% 11.66% 11.57% 0.51% 11.43% 2.00% 1.97% 2.09% 1.64% 0.72% 0.34% 0.61% 11.06% 10.88% 10.84% 2.24% 1.60% 1.72% 0.93% 0.36% 2.21% 1.52% 1.96% 0.47% 0.71% 1.40% 1.44% 1.51% 0.16% 11.30% 10.19% 9.72% 9.80% 9.84% 9.70% 9.50% 9.60% 9.97% 9.32% 8.87% 9.00% 9.10% 9.26% 8.90% Peer #1 Peer #2 RF-3Q RF-2Q Peer #3 Peer #4 Peer #5 Peer #6 Peer #7 Peer #8 Peer #9 Peer #10 Peer #11 Peer #12 Peer #13 CET1 ACL AOCI: AFS/CF Hedges • The combined loss absorbing protection from capital, allowance coverage, and accumulated other comprehensive income(1) is among the highest in the peer set ◦ Regions’ coverage equates to roughly 13.1% of RWA vs. the peer median of 11.7% • AOCI reflective of implied stability provided by hedging efforts; a meaningful driver of capital accretion (1) AOCI (AFS/CF Hedges only), CET1 and ACL as of 2Q20. (2) Source: SNL Financial, SEC Reporting, Peer Disclosures. Peers include CFG, CMA, 28 FHN, FITB, HBAN, HWC, KEY, MTB, PNC, SNV, USB, ZION, TFC.

# Focus on risk-adjusted returns

GENERATING Consistent Sustainable Long-term Performance

## Capital Optimization

### Mortgage
- Sold ~$421M of residential mortgage loans from loan portfolio since 2017

### Indirect
- ~$6.4B of strategic runoff in process
  - Third-party originated auto runoff of ~$2.0B starting in 2016
  - Dealer Financial Services auto portfolio runoff of ~$2.4B starting in early 2019
  - GSKY unsecured consumer loans runoff of ~$2.0B starting in Dec 2019

### Corporate/Commercial
- Loan exposures have been reviewed in depth by Capital Commitments Working Group since 2016
- Continuous improvements to risk-adjusted returns & capital allocation models

### Regions Insurance Group
- Sold in July 2018 resulting in ~$300M of capital redeployed to shareholders

*Regions has made challenging decisions in order to optimize the balance sheet: improving capital allocation by divesting low risk-adjusted return businesses, all while making revenue enhancing investments.*

## Investments

### Mortgage Servicing Rights
- ~$17B in MSR bulk purchases since the beginning of 2016
- Initial flow-deal arrangement began in 2016, additional flow-deal arrangement initiated in April 2020; resulting in ~$7.1B in combined MSR purchases through September 30th

### Corporate Banking
- Acquired Ascentium Capital April 1, 2020; largest independent equip. finance lender in the U.S.
- Acquired First Sterling in 2016; a leading national syndicator of investment funds benefiting from Low Income Housing Tax Credits
- Acquired BlackArch Partners in 2015; a middle-market investment bank specializing in M&A advisory services

### Wealth Management
- Acquired Highland Associates in 2019; a leading institutional investment firm to NFP healthcare entities and mission-based organizations

### Talent and Technology
- Expansion in priority growth markets
- Corporate bankers, MLOs, Wealth Advisors
- System enhancements and new technology
- Data and analytics

REGIONS 29

Regions unsecured debt and credit ratings profile Debt maturity profile(1) Select credit ratings ($ in millions) Moody's S&P Fitch Regions Financial Corporation Senior Unsecured Debt Baa2 BBB+ BBB+ $1,000 $1,000 $900 $800 Subordinated Debt Baa2 BBB BBB 150 $614 500 Regions Bank 254 1,000 1,000 750 $100 Senior Unsecured Debt Baa2 A- BBB+ $0 360 300 2020 2021 2022 2023 2024 2025 2037 Subordinated Debt Baa2 BBB+ BBB HoldCo Senior Notes Bank Senior Notes Outlook Stable Stable Stable HoldCo Subordinated Notes Bank Subordinated Notes • Unsecured wholesale debt footprint represents just 3.1% of 9/30/2020 assets with Holding Company and Bank unsecured debt making up 2.5% and 0.5% of 9/30/2020 assets, respectively (1) As of 9/30/2020. 30

Ample sources of additional liquidity aided by strong Risk Management Liquidity Risk Management Additional Liquidity Sources Regions’ Risk Management and Stress Testing have guided the Beyond deposits, Regions has additional liquidity company to liquidity levels that are well prepared for the sources which can be readily used to meet current volatile period. customer needs: • Cash held at the Fed Funding • FHLB provides funding collateralized by • Cash flow mortgage and CRE loans projections • Unencumbered highly liquid securities can • Early warning be pledged to the FHLB indicators • Contingency • Regions also maintains access to the Funding Plan corporate debt and equity markets Board (1) ($ in billions) Liquidity Value Liquidity Risk Readily available funding Risk Limits $45 Stress Testing sources • Maturity limits Appetite • Liquidity buffers • Funding Discount window • Multiple $14 concentration availability economic limits scenarios • Off balance Grand total with • Various stress $59 sheet exposure discount window horizons limits 31 (1) As of September 30, 2020. Note: Available liquidity levels depend on valuations of collateral which may vary according to market conditions and methodologies maintained by FHLB, the Federal Reserve and other market entities.

Diversification through comprehensive concentration framework Industry Concentrations Geographic Concentrations • Risk Appetite driven approach • Market scorecards are product Concentration Risk Framework specific • Multi-tiered hierarchy e.g., Consumer vs. Investor Real 10 sectors, 24 industries, 96 sub- Estate industries • Concentration limits at state • Dynamic limits tied to capital and metro levels • Emerging risk research drives • Market and product trends drive origination strategy origination strategies Product Concentrations Single-Name Concentrations • Examples: Investor Real Estate, • Risk-based limits define direct Leveraged Lending, and Asset- and total exposure Backed Lending Limited hold limit exceptions Sub-limits constrain highest risk segments • Large exposures have strong credit profile • Specialized bankers, underwriters and credit professionals 32

Significant expansion of portfolio risk indicators Portfolio Performance Metrics Early Warning Indicators Metrics are cascaded to ensure Regions maintains a robust library of over 150 quantitative and accountability and permit qualitative measures strategic allocation of risk capacity Capital Market Loss / Default Macroeconomic Stress Index Indicator Stress Indicator 33

Asset quality Net charge-offs and ratio Criticized business loans ($ in millions) $182 ($ in millions) 132 0.80% $4,225 $113 $3,734 $92 75 $2,319 30 0.50% 0.44% 62 50 38 3Q19 2Q20 3Q20 3Q19 2Q20 3Q20 Consumer net Business services Net charge-offs • If positive trends continue, no additional reserve build charge-offs net charge-offs ratio anticipated; 4Q NCOs expected to be between 55-65 bps NPLs and ACL coverage ratio $767 • Provision of $113M resulting in ACL of 2.74% of total ($ in millions) loans (2.90%(1) ex-PPP) $614 $462 395% • NPLs increased 19 bps to 0.87% of total loans, primarily 316% driven by downgrades in energy and one mall-REIT 198% • Criticized business loans decreased 12% resulting from upgrades primarily in retail showing improvement due to strong anchor tenants 3Q19 2Q20 3Q20 NPLs - excluding LHFS ACL coverage • Outcome of recent SNC exam fully incorporated in 3Q ratio results (1) Non-GAAP; see appendix for reconciliation. 34

# Bottom up review informs and narrows COVID-19 high-risk industry sectors (as of September 30, 2020)

GENERATING Consistent Sustainable Long-term Performance

| C&I Portfolio | BAL$[(1)] | % of BAL$ | Utilization Rate[(2)] | Leveraged % of BAL$ | SNC % of BAL$ | % Deferral | % Criticized |
|---|---|---|---|---|---|---|---|
| **Energy** - Oil & Gas Extraction, Oilfield Services | $1.15b | 1.3% | 60% | –% | 79% | 3% | 43% |
| **Healthcare** - Offices of Physicians and Other Health Practitioners | $1.11b | 1.3% | 74% | 5% | 5% | 2% | 4% |
| **Other Consumer Services, Travel & Leisure** - Religious Organizations, amusement, arts and recreation, charter bus industry | $0.97b | 1.1% | 73% | 25% | 32% | 5% | 17% |
| Restaurants - Full service | $0.73b | 0.8% | 84% | 24% | 37% | 4% | 40% |
| **Total** | $3.96b | 4.5% | 71% | 12% | 39% | 4% | 25% |

| CRE related exposures including unsecured C&I | BAL$[(1)] | % of BAL$ | Utilization Rate[(2)] | Leveraged % of BAL$ | SNC % of BAL$ | % Deferral | % Criticized |
|---|---|---|---|---|---|---|---|
| **Unsecured Hotels** - Full service, limited service, extended stay | $0.68b | 0.8% | 78% | –% | 96% | –% | –% |
| **IRE Hotels** - Full service, limited service, extended stay | $0.29b | 0.3% | 87% | –% | –% | 16% | 95% |
| **Unsecured Retail** - Inclusive of malls and outlet centers excludes Grocery Anchored REITs | $0.92b | 1.0% | 44% | –% | 100% | –% | 10% |
| **IRE Retail (non-essential)** - Inclusive of malls and outlet centers | $0.73b | 0.8% | 94% | –% | 28% | 1% | 25% |
| **Total** | $2.62b | 3.0% | 64% | –% | 68% | 2% | 21% |

## Ongoing Portfolio Surveillance

- Proactive, frequent customer dialogue
- Closely monitoring most vulnerable customers
- Monitoring ratings migration
- Central reporting on enterprise-wide relief initiatives
- Established pandemic related monitoring
  - Deferral requests
  - Revolver draws

(1) Amounts exclude PPP Loans, Operating Leases and Held For Sale exposure. (2) Borrowing Base Adjusted Commitments, excludes Operating Leases and Held For Sale.

REGIONS 35

COVID-19 high-risk industry sectors waterfall ($ in billions) QoQ highlights • COVID high-risk industries are continuously refined to those exhibiting higher levels of stress due $8.43 $0.03 to COVID impact $6.58 • Several sub-sectors were removed $(1.17) including but not limited to: $(0.71) ◦ Grocery Anchored REITs within CRE Unsecured Retail ◦ Freight Transportation 6/30/2020 Sector Sub-Sector 9/30/2020 Other ◦ C&I Retail (non-essential) High-Risk Additions Deletions High-Risk Activity(1) Balances Balances ◦ Personal Care services in C&I Other Consumer Services (1) Other activity includes payments, charge-offs, new loans, moves to held for sale and NAICs changes. 36

Allowance for credit losses waterfall ($ in millions) QoQ highlights • Q3 ending allowance was essentially flat $2,425 $135 $2,425 to 2Q as economic and credit performance was generally in line with expectations $(113) $(22) • Net charge-offs incurred during the quarter were offset by increased risk in certain portfolios, specifically industries designated as high risk as well as certain small business portfolios Net Charge- Economic Portfolio Risk 6/30/2020 9/30/2020 Offs Outlook & Balances 37

Base R&S Economic Outlook (as of September 18, 2020) Pre-R&S period 3Q2020 4Q2020 1Q2021 2Q2021 3Q2021 4Q2021 1Q2022 2Q2022 3Q2022 Real GDP, annualized % change 25.2% 8.5% 1.4% 1.9% 2.1% 2.1% 2.3% 2.3% 1.9% Unemployment rate 9.0% 8.4% 8.1% 7.7% 7.4% 7.0% 6.8% 6.6% 6.4% HPI, year-over-year % change 5.0% 4.7% 3.9% 3.3% 2.6% 2.5% 2.6% 2.6% 2.5% S&P 500 3,345 3,395 3,407 3,421 3,436 3,453 3,467 3,483 3,497 • Economic forecasts represents Regions’ internal outlook for the economy over the reasonable & supportable forecast period. • Given uncertainty in the path of the economic recovery, management developed alternative analytics to support qualitative additions to our modeled results. 38

Allowance Allocation As of 9/30/20 As of 6/30/20 (in millions) Loan Balance ACL ACL/Loans Loan Balance ACL ACL/Loans C&I $45,199 $1,119 2.48% $47,670 $1,109 2.33% CRE-OO Mortgage 5,451 247 4.53% 5,491 249 4.53% CRE-OO Construction 305 22 7.16% 314 20 6.25% Total Commercial $50,955 $1,388 2.72% $53,475 $1,378 2.58% IRE Mortgage 5,598 165 2.94% 5,221 132 2.53% IRE Construction 1,984 30 1.53% 1,908 55 2.89% Total IRE $7,582 $195 2.57% $7,129 $187 2.62% Residential First Mortgage 16,195 153 0.94% 15,382 151 0.98% Home Equity Lines 4,753 131 2.75% 4,953 146 2.95% Home Equity Loans 2,839 38 1.34% 2,937 42 1.43% Indirect- Vehicles 1,120 26 2.38% 1,331 34 2.58% Indirect- Other Consumer 2,663 258 9.70% 3,022 278 9.19% Consumer Credit Card 1,189 162 13.59% 1,213 143 11.74% Other Consumer 1,063 74 6.95% 1,106 66 5.97% Total Consumer $29,822 $842 2.82% $29,944 $860 2.87% Total $88,359 $2,425 2.74% $90,548 $2,425 2.68% Government Guaranteed PPP Loans 4,594 — — 4,498 — — Total, Excluding PPP Loans(1) $83,765 $2,425 2.90% $86,050 $2,425 2.82% (1) Non-GAAP; see appendix for reconciliation. 39 Note - All PPP loans are included in C&I. Excluding PPP loans from that category would increase the ACL ratio for C&I loans to 2.76%.

Leveraged portfolio (outstanding balances as of September 30, 2020) Leveraged Balances by Industry Leverage Definition • Regions Leveraged Lending Definition - $5.7B in balances Professional • Commitments are $10M Services 18% • Leverage exceeds 3x senior debt; 4x total debt Information 14% • Includes investment & non-investment grade loans Healthcare 10% • Moody’s 2018 Regional Bank Survey Definition(1) - $3.1B in 16% 18% Manufacturing 10% outstanding balances Wholesale 9% 7% • Regions’ leveraged lending exposure just below the peer (1) Religious, Leisure, average 14% 8% $5.7B Personal & Non- Profit Services 8% Important Factors 8% Restaurant, • 10% Accommodation & Lodging 8% 9% 10% • Not a strategic growth objective; used to support client Financial Services relationships 7% • Sponsor-owned clients as a percentage of total portfolio Other 16% continue to decline (Portfolios <7% of total) • Enhanced centralized underwriting, servicing, and credit adjudication • Very limited participation in the highest risk segments of leveraged loans - Covenant Lite & Term Loan B • Approximately 79% of leveraged loans outstanding are also SNCs 40 (1) As measured against TCE. Moody’s Investor Services – “Regional banks’ leveraged loan exposures are modest but growing”

SNC portfolio (outstanding balances as of September 30, 2020) Shared National Credit Balances by Industry 10% • Portfolio Characteristics 8% • Diverse industry mix 8% $19.4B • 30% of balances are investment grade 55% 7% • 23% of balances are leveraged 6% 6% • 25% of balances are sponsor-backed • 8% of SNC balances are criticized Financial Services 10% Retail 8% Energy 8% Manufacturing 7% Information 6% Wholesale 6% Other 55% (Portfolios <6% of total) 41

# Energy lending

GENERATING Consistent Sustainable Long-term Performance

| As of 9/30/20 | | | | | | |
|---|---|---|---|---|---|---|
| ($ in millions) | # of Clients [1] | Total Commitments | Outstanding Balances | % Utilization | $ Criticized | % Criticized |
| Oilfield services and supply (OFS)[2] | 154 | $484 | $312 | 64% | $114 | 37% |
| Exploration and production (E&P)[2] | 104 | 1,421 | 835 | 59% | 381 | 46% |
| Midstream | 23 | 1,562 | 592 | 38% | 135 | 23% |
| Downstream | 12 | 317 | 46 | 15% | - | 0% |
| Other[3] | 12 | 290 | 79 | 27% | 33 | 42% |
| PPP Loans | 132 | 14 | 14 | 100% | - | 0% |
| Total direct | 437 | $4,088 | $1,878 | 46% | $663 | 35% |

- Leader in the Energy lending business for over 50 years
- Growth in Energy commitments and outstandings were essentially flat for FY19 and FY20
- $128.0M in charge-offs for YTD 2020, of which over 80% is associated with loans originated prior to 2016 and were unable to restructure after the 2015/2016 downturn
- 8.7% allocated reserve for COVID-19 high-risk energy loans[2] (ex-PPP); 8.5% allocated reserve for total direct (ex-PPP)
- No Leveraged loans within the direct energy related balances
- Utilization rate has remained between 40-60% since 1Q15
- Direct energy loans that are on non-accrual status are 7% of energy loans at 9/30/20

- No second lien exposure
- Midstream sector continues to benefit from protective contracts for gathering, transporting and storing hydrocarbons, although volumes are declining. Overall the midstream portfolio continues to perform well through the downturn.
- Hedge positions are adequate for oil producers and strong for natural gas producers. Average oil hedge position of 69% and 49% of proved developed producing reserves (PDP) for 2020 and 2021, respectively with natural gas hedged at 61% and 76% of PDP for the same periods.
- Includes $1.15 billion in COVID-19 high-risk industry sectors for September 30, 2020.

(1) Represents the number of clients with loan balances outstanding. (2) OFS and E&P are designated as COVID-19 high-risk portfolios. (3) Other category is primarily related to Bituminous Coal Mining.

REGIONS 42

Energy lending (continued) Balances by Category Gross Losses $1,500 $140 $128.0 $120 $1,200 $100 ) s ) n $900 s n o $80 $75.1 i o l i l l i l i M M ( $600 ( $60 $ $ $40 $36.7 $28.5 $32.9 $300 $20 $6.0 $0.0 $0 $0 P es m m er ns 4 5 6 7 8 9 0 E& ic a a th a 01 01 01 01 01 01 02 rv tre tre O Lo 2 2 2 2 2 2 2 Se s s P TD d id wn P Y el M o P lfi D Oi E&P Oilfield Services 1Q2015 3Q2020 Midstream Downstream Other* 43 *Other Losses include losses to MLP funds as well as losses related to coal.

# Restaurant lending

GENERATING Consistent Sustainable Long-term Performance

| As of 9/30/20 | | | | | | | |
|---|---|---|---|---|---|---|---|
| ($ in millions) | # of Clients* | Total Commitments | Outstanding Balances | % Utilization | $ Criticized | % of Outstanding Criticized |
| Quick Service | 17,821 | $1,554 | $1,278 | 82% | $166 | 13% |
| Casual Dining | 30 | 500 | 447 | 89% | 244 | 55% |
| Other | 22 | 150 | 121 | 81% | 44 | 36% |
| PPP Loans | 2,649 | 407 | 407 | 100% | — | 0% |
| Total Restaurants | 20,522 | $2,611 | $2,253 | 86% | $454 | 20% |

- Team of bankers in place with specialization in this industry
- Greater risk focus on quality of sponsor
- $730M balances of full-service reflect COVID-19 high-risk loans; 8.9% allocated reserve (ex-PPP); 6.7% allocated reserve to total restaurant balances (ex-PPP)
- Prior to the pandemic, Regions had strategically exited some higher risk restaurant relationships at par; through natural attrition and proactive risk management actions, we have reduced our exposure
- 20% of Restaurant Outstandings are leveraged

- Charge-offs were $21 million in 2019 and are $32.7 million YTD 2020
- Quarantines, social distancing, and reduced business travel will result in lost demand, much of which may not be recoverable
- Casual dining is the sector under the most stress
- Quick service restaurants focus on fast food service and limited menus. Same store sales have held up reasonably well given the digital platform, drive thru and delivery capabilities.

$173 million of balances and $180 million of commitments relating primarily to Traveler Accommodations have been excluded from the Restaurant totals and are reflected in the Hotel related exposure.
*Represents the number of clients with loan balances outstanding.

REGIONS 44

Hotel lending As of 9/30/20 % of Total Outstanding Outstanding ($ in millions) # of Clients* Commitments Balances % Utilization $ Criticized Criticized CRE-Unsecured (REITs) 11 $863 $676 78% $0 0% IRE – Mortgage 17 253 237 94% 222 94% IRE – Construction 3 80 51 64% 51 100% Consumer Services 3,545 143 136 95% 7 5% PPP Loans 334 37 37 100% — 0% Total Hotel related 3,910 $1,376 $1,137 83% $280 25% • CRE – Unsecured outstanding balance is comprised of 11 REIT customers • 57% of total hotel related loans are SNCs • The REIT portfolio benefits from low leverage, strong liquidity, and diversity of property holdings. Companies have also taken proactive steps to reduce CAPEX, cut dividends, and reduce overhead to preserve cash. • Includes $0.97 billion in COVID-19 high-risk industry sectors for September 30, 2020. *Represents the number of clients with loan balances outstanding Consumer services represents amounts relating primarily to Traveler Accommodations that have been excluded from the Restaurant totals and are 45 reflected in the Hotel related exposure

# Commercial retail lending

GENERATING Consistent Sustainable Long-term Performance

| As of 9/30/20 | | | | | | | |
|---|---|---|---|---|---|---|---|
| *($ in millions)* | *# of Clients** | *Total Commitments* | *Outstanding Balances* | *% Utilization* | *$ Criticized* | *% Criticized* |
| CRE-Unsecured (REITs) | 28 | $2,979 | $1,406 | 47% | $92 | 7% |
| IRE | 149 | 780 | 733 | 94% | 182 | 25% |
| C&I: | 28,121 | 2,777 | 1,461 | 53% | 42 | 3% |
| Leveraged | 16 | 390 | 225 | 58% | — | —% |
| Not Leveraged | 28,105 | 2,387 | 1,236 | 52% | 42 | 3% |
| CRE-OO | 885 | 775 | 735 | 95% | 26 | 4% |
| ABL | 22 | 1,127 | 444 | 39% | 202 | 45% |
| PPP Loans | 4,742 | 337 | 337 | 100% | 0 | 0% |
| Total Retail (1) | **33,947** | **$8,775** | **$5,116** | **58%** | **$544** | **11%** |

- Approximately $425 million of outstanding balances across the REIT and IRE portfolios relate to shopping malls and outlet centers, comprised of ~$211 million Class A and ~$214 million Class B/C.
- Portfolio exposure to REITs specializing in enclosed malls consists of a small number of credits.
  - 34% of balances are Investment Grade with low leverage
- IRE portfolio is widely distributed; largest tenants typically include 'basic needs' anchors. However, almost all IRE Retail downgraded to Criticized in May due to low rent collections and concerns over tenant viability longer term. With reopening of many parts of the economy, rent collections have surprised to the upside, and 75% of the Retail IRE portfolio has moved back to Pass.
- ABL portfolio is collateralized primarily by inventory and accounts receivable

- C&I retail portfolio is also widely distributed; largest categories include:
  - Motor vehicle & parts dealers ~$330 million outstanding to ~2,200 clients
  - Gasoline stations ~$300 million to ~2,000 clients
  - Building materials, garden equipment & supplies ~$225 million outstanding to ~1,100 clients
  - Non-store retailers ~$120 million outstanding to ~1,000 clients
- CRE-OO portfolio consists primarily of small strip malls and convenience stores and is largely term loans where a higher utilization rate is expected
- Includes $1.65 billion in COVID-19 high-risk industry sectors for September 30, 2020.

Securities portfolio includes ~$503 million (net of defeased loans) of post-financial crisis issued AAA rated CMBS with exposure to retail within the diversified collateral pool; protected with 51% credit enhancement (defease adjusted), and losses expected to be de minimis in severely adverse scenario; portfolio also includes ~$86 million in retail related high quality, investment grade corporate bonds
(1) Does not include $2 million of retail related held for sale and operating leases. *Represents the number of clients with loan balances outstanding.

REGIONS 46

Religious, Leisure, Personal & Non-Profit Services Lending As of 9/30/20 # of Total Outstanding % ($ in millions) Clients* Commitments Balances Utilization $ Criticized % Criticized Amusement, Gambling & Recreation 1,305 $581 $479 82% $102 21% Religious Organizations 4,718 447 303 68% 21 7% Arts, Entertainment & Recreation 898 264 161 61% 27 17% Death Care Services 279 272 167 61% 0 0% Business, Professional, Labor, Political & Similar53 Organizations 586 189 142 75% 1 1% Community Housing Services 930 168 139 83% 8 6% Social Assistance 721 142 70 49% 12 17% Personal Care Services 3,783 122 104 85% 5 5% Other 2,774 442 315 71% 16 5% PPP Loans 6,665 339 339 100% 0 0% Total Religious, Leisure, Personal, & Non-Profit 22,659 $2,966 $2,219 75% $192 9% • 22% of balances are leveraged • 25% of balances are SNCs • 8% of balances are investment grade • Includes $0.94 billion in COVID-19 high-risk industry sectors for September 30, 2020. 47 *Represents the number of clients with loan balances outstanding

Healthcare Lending As of 9/30/20 # of Total Outstanding % ($ in millions) Clients* Commitments Balances Utilization $ Criticized % Criticized Facilities 2,434 $2,228 $1,296 58% $21 2% Patient Based Providers 12,618 2,007 1,517 76% 81 5% Goods & Services 1,351 2,097 1,071 51% 22 2% REITs — 3 0 —% 0 0% IRE 97 841 669 80% 1 0% PPP 5,345 698 698 100% 0 0% Total Healthcare 21,845 7,874 5,251 67% $125 2% • 11% of balances are leveraged • 20% of balances are SNCs • 21% of balances are investment grade • Includes $1.11 billion in COVID-19 high-risk industry sectors for September 30, 2020. 48 *Represents the number of clients with loan balances outstanding

Loans to Small Business and Small Farms (outstanding balances as of September 30, 2020) Healthcare 16% Balances by Industry Balances by State Real Estate 12% Professional, Scientific & Technical Services 9% Florida 29% 16% Transportation & 21% Alabama 10% Warehousing 9% 29% 37% Retail Trade 9% Tennessee 10% 12% 8% $8.5B Manufacturing $8.5B Georgia 7% 8% 8% 9% Texas 7% 11% 8% 9% Restaurant, 9% Accommodation 7% Other 37% & Lodging 8% 7% 10% (States <6% of total) Administrative, Support, Waste & Repair 8% Other 21% (Portfolios <8% of total) Portfolio Characteristics • Loans to Small Businesses are loans with original amounts of $1 million or less while Loans to Small Farms are loans with original amounts of $500 thousand or less • Includes $2.9 billion of the $5.4 billion SBA loans (including PPP) 49 Loans to Small Business and Small Farms are defined consistent with the RC-C, Part II Call Report Instructions Does not include $2 million of HFS

SBA loans (outstanding balances as of September 30, 2020) Balances by Industry Balances by State Healthcare 14% Manufacturing 13% Florida 29% Real Estate 12% 14% 26% Alabama 14% 24% Professional, 29% Scientific 11% Tennessee 12% 13% Restaurant, 8% $5.4B Accommodation $5.4B Georgia 10% & Lodging 10% 12% 9% 8% Texas 9% Retail Trade 8% 10% 11% 14% 10% Other 26% Religious, 12% (States <9% of Leisure 8% total) Other 24% (Portfolios <8% of total) Portfolio Characteristics • 85% are PPP Loans, 10% are 7(a) Program Loans; 4% are 504 Program Loans • $2.9 billion fall into the Loans to Small Business and Small Farms • 96% are wholly or partially guaranteed by the US Government 50 The 7(a) Program loans can be used to buy a business or obtain working capital. The 504 Program loans provide commercial real estate financing for owner-occupied properties. Loans to Small Business and Small Farms are defined consistent with the RC-C, Part II Call Report Instructions Does not include $2 million of HFS

Consumer lending portfolio statistics Consumer Third Party Residential Mortgage Lending Consumer Credit Card • Avg. origination FICO 751 • Avg. origination FICO 754 • Avg. origination FICO 766 • Current LTV 60% • Avg. new line $28,875 • Avg. new line $4,318 • 96% owner occupied • 42% home improvement loans • 3Q20 Yield 12.62% Home Equity • 3Q20 Yield 8.06% • 3Q20 QTD NCO 3.73% • 3Q20 QTD NCO 2.23% • Avg. origination FICO 757 • Current LTV 44% Consumer FICO Scores(1) • Only $102M of resets through 2021 3% 4% 3% • 68% of portfolio is 1st lien Not Available • Avg. loan size $38,744 63% Above 720 78% 75% 681-720 Other Consumer 620-680 Unsecured 16% Below 620 11% 9% 11% • Avg. origination FICO 737 6% 7% 4% 6% 5% • Avg. new loan $9,799 Cons R/E secured Cons non-R/E secured Total consumer (1) Refreshed FICO scores as of 9/30/2020. 51

# LIBOR transition
## *Four pillars of execution*

GENERATING Consistent Sustainable Long-term Performance

- Regions completed a comprehensive LIBOR Impact Assessment in 1H 2019
- Regions has established an Executive Steering Committee to guide program decisions and transition strategy.
- Regions has begun enterprise-wide efforts to transition to alternative rates consistent with industry timelines.

### Core Products & Integration

*How do we adjust existing platforms and prepare to offer a new rate(s)?*

**Cross functional team**
- Corporate Banking Group
- Consumer Banking Group
- Private Wealth Mgt.
- Capital Markets
- Ops & Tech
- Finance
- Risk

**Topics**
- Loan origination process
- System updates
- Derivative systems
- Business deposits
- New swap arrangements

### Financial Strategy & Forecasting

*How do we forecast for the transition and measure its impact over time?*

**Cross functional team**
- Strategic Planning
- Treasury
- Accounting
- Finance
- Capital Markets
- Corporate Banking Group
- Consumer Banking Group
- Ops & Tech
- Risk

**Topics**
- Financial forecasting
- Loan pricing
- Financial objectives
- Corporate hedging

### Contracts

*How will we treat existing contracts and incorporate industry fallback language?*

**Cross functional team**
- Corporate Banking Group
- Consumer Banking Group
- Private Wealth Mgt.
- Capital Markets
- Risk Testing Organization
- Legal
- Ops & Tech

**Topics**
- Tech solutions to search & catalog LIBOR Contracts
- Regions360 approach (clients w/ multiple products)
- Update fallback language

### Communications

*When and how do we communicate effectively to all stakeholders?*

**Cross functional team**
- Corporate Banking Group
- Consumer Banking Group
- Private Wealth Mgt.
- Capital Markets
- Marketing
- Investor Relations
- Learning & Development
- Legal
- Corporate Communications

**Topics**
- Client education
- Associate training
- External communication
- Disclosures

REGIONS 52

Significant spending on technology initiatives Technology Investment(1) Near-term priorities • Expand digital sales with ability to continue and complete transactions omni-channel Cybersecurity & risk management New technology • Self-Service portals for customer claims and investments consumer collections payment/mitigation 10% planning 42% • Expansion of eSignature capabilities across $625M various products to enable end-to-end digital transactions 48% • Digitize the mortgage origination and servicing journey to build on industry leading position • Extending vendor support on core systems System maintenance/infrastructure through 2028 allowing acceleration of • Data center customer experience and revenue focused • Network opportunities presented by current economic • User hardware conditions (1) 2019 annual technology investment; similar trends expected to continue. 53

# Leading edge platforms in place

GENERATING Consistent Sustainable Long-term Performance

## Corporate Banking

- Commercial Loan Origination System (nCino)
- Capital Markets Trading Platform (Calypso)
- State of the art iTreasury with Real-time Payments
- RCLIQ (Analytics-based lead and risk management system)
- Commercial Bill Pay
- Home Builder Finance Platform (BUILT)

## Consumer Banking

- Single Branch Platform
- New Mobile Banking Platform
- Online Banking with Integrated AI
- Digitalized Lending Experience
- AI-based Lead Management Capabilities
- Digitize Credit Decision/ Fulfillment
- Consumer real estate origination and servicing (Black Knight)

## Wealth Management

- State of the Art, Cloud-Based Wealth Platform (SEI)
- Wealth Digital Onboarding

## Internal Systems

- Workday - Learning, Analytics, Contractor & Skill Set Management
- GRC Reach - Business Resiliency (Archer)
- Consolidation of BSA/AML Compliance Systems
- Salesforce for Single Case Management

## Enterprise Initiatives

- Contact Center (AI based Automation- Watson, Enterprise Chat)
- Predictive Fraud Solution
- LivePerson - innovative customer collaboration platform
- E-Signature Expansion

REGIONS | 54

Established foundation for innovation and execution • Upgraded talent with expertise in modern technologies • Certified Project Management • S&G Enabled Organizational Change Professionals (PMP) and SAFe Agilists • “Shadow IT” functions consolidated Talent • Focus on Full Stack and Design Engineering Streamlined under central technology group Strategy talent for past 24 months has yielded shift Organization • Tech and Ops under one leader in skillset mix creating process and automation • Tapping into global talent with 6 synergies development sites (Birmingham, Atlanta, Charlotte, Nashville, Bangalore, and Hyderabad) • Enterprise Architecture team function • 90% of IT working in Agile focused on technology simplification • Business and Tech value streams for key and modernization Agile & functions (e.g. Risk, Digital, Architecture & API • Matured API strategy to begin Dev Ops Commercial Lending, Data Services, simplifying integrations between Culture Fraud) Strategy critical systems • Software Development and Testing • Enabled continuous integration / Automation utilized at scale continuous delivery for expedited feature delivery • Cloud first strategy with preference on utilizing Software As A Service and Tools Cloud Native development System Integration Focus to Software Engineering Focus Culture Shift 55

Core system modernization An eight year journey Staggered Leveraging execution existing approach technology spend Business Micro-services Transformation architecture to supported by enable modern innovation and technology speed to market 56

Growth in Digital Active Digital Banking Users Active Mobile Banking Users Digital Banking Log-Ins (Millions) (Millions) (Millions) 9% YoY 22% YoY 5% YoY 2.0 2.0 285 286 2.7 2.8 2.8 234 147 143 120 1.8 138 143 114 3Q19 2Q20 3Q20 3Q19 2Q20 3Q20 3Q19 2Q20 3Q20 Mobile Banking Log-Ins Online Banking Log-Ins (2) Digital Sales(1) Customer Transactions Deposit Transactions by Channel Mix (Accounts in Thousands) 47% 68.4 71.2 40% 34% 33% 57% 49% 6.3 6.7 57.7 2.8 3.5 2.9 7.4 67% 66% 34% 60% 32% 59.2 61.7 30% 46.8 19% 20% 13% 3Q19 2Q20 3Q20 3Q19 2Q20 3Q20 3Q19 2Q20 3Q20 Deposits Credit Card Accounts Loans Digital Non-Digital Mobile ATM Branch 57 (1) Digital sales represents accounts opened. (2) Digital transactions represent online and mobile only; Non-digital transactions represent branches, contact centers and ATMs.

Continuous improvement initiatives delivering solid results Simplify & Grow initiative tracker Simplify & Grow expense initiatives (% represents $ of savings) Initiatives Total Initiatives to be number of complete completed initiatives All others Revenue 9 20 29 Top 6-10 to be completed Organizational efficiency, 20 17 37 2% effectiveness & simplification 6% Third-party spend reductions 13 13 26 Total initiatives 42 50 92 Top 5 to be 56% completed 36% Already • Regions' continuous improvement strategic completed initiative is focused on making banking easier, driving revenue growth, and improving efficiency and effectiveness • 42 of 92 planned Simplify & Grow initiatives have been completed through 9/30/2020 • 68% of the total planned initiatives are expense related • 33 of the 42 completed initiatives targeted expenses, reiterating Regions' commitment to focus on what we can control Note: data through 3Q20. 58

Optimizing the branch network Consolidations funding growth initiatives Branch Efficiency Through 2020 Cumulative branch consolidations and de novos • >400 branches consolidated from 2014 – EOY 2020 De novos while opening 72 branches Consolidations • The branch network will shrink by ~54 in 2020, driven by ~70 consolidations and 16 De Novos • Branch count down ~20% and FTE headcount down ~21% while growing business, maintaining top decile loyalty, and improving Consumer segment efficiency 2014 2015 2016 2017 2018 2019 2020E 2021E Forward Strategies Branch count • Further reduce branch count by ~60 in 2021 with ~70 consolidations(1) and ~10 De Novos(1) • Continue to optimize core market networks with -23% De Novo infills, relocations and consolidations • Improve growth market distribution: ◦ Houston and Atlanta are progressing well ◦ St. Louis De Novo strategy is complete ◦ De Novo strategy in Indianapolis, 2013 2014 2015 2016 2017 2018 2019 2020E 2021E Charleston, and Greenville are expected to ramp up in 2021 59 (1) Not all locations have been identified

# Corporate governance

GENERATING Consistent Sustainable Long-term Performance

Regions understands that good corporate governance is the foundation of sustainable business, and good decision-making is necessary for creating shareholder value over the long term.

## Board of Directors

Our Corporate Governance Principles affirm that the Board will seek members from diverse professional and demographic backgrounds, who combine a broad spectrum of experience and expertise with a reputation for integrity, to ensure that the Board maintains an appropriate mix of skills and characteristics to meet the needs of the Company.

Tenure
10 or fewer years

Independence

Diversity
Based on gender, race, ethnicity, or sexual orientation


75%
92%
42%

## Balanced, performance-based compensation philosophy

- Transparent targets set at competitive levels
- Pay for performance based on clear and focused goals
- Promote shared value through alignment of the long-term interests of our shareholders, customers, and associates
- Balanced programs incenting sustainable, profitable growth without encouraging unreasonable risks
- Fair and equitable compensation programs align with our corporate values

## Robust corporate governance shareholder engagement program

- We consider proper shareholder engagement to be a continuous relationship throughout the year, with both Directors and management, through in-person meetings, phone calls, email updates, public disclosures, and presentations to and discussions with the Board
- Engaging with our shareholders and soliciting their points of view are critical to providing long-term value to all of the Company's stakeholders

## Other corporate governance highlights

- **Independent** Chair of the Board
- Director-by-Director Board **skills, diversity and composition matrix**
- Adopted a **version of the Rooney Rule** applicable to Director and Section 16 Officer candidates, including CEO
- **Half** of the Board's standing committees **chaired by women**
- Thorough, meaningful Board, committee, and individual Director **self-evaluation process**
- **Balanced** newer, mid-tenured and seasoned Directors
- Mandatory Director retirement age of **72**
- **Non-classified** Board and **annual** Director elections
- Board and committee **oversight for environmental and social responsibility**, including climate change, sustainability, human capital/talent management and D&I
- Board's **overboarding policy** aligned with ISS, Glass Lewis, and many of our shareholders; **no overboarded Directors** under our policy
- Adopted a **proxy access** by-law provision
- Disclose independent expenditures and corporate **political giving**
- Governance practices aligned with the **Investor Stewardship Group's** Corporate Governance Principles for U.S. Listed Companies
- Board oversight of Regions' response to **COVID-19** impacts

REGIONS 60

# Environmental & social highlights[1]

GENERATING Consistent Sustainable Long-term Performance

**ESG Recognitions:**

- 56th in Barron's 2020 ranking of the 100 Most Sustainable Companies
- Great Place to Work-Certified™ Company (5th consecutive year)
- Recognized by 2020 Women on Boards for having 20% or more gender diversity on our Board
- Top score of 100 on the Human Rights Campaign's 2020 Corporate Equality Index & achieved the distinction of "Best Places to Work for LGBTQ Equality"

**2023 Environmental Goals[2]**

| Reduce Emissions by | Reduce Energy Use by |
|---|---|
| 30% | 30% |
| 28% achieved | 19% achieved |

**ESG Documents:**

- Human Rights Statement
- Supplier Code of Conduct
- Environmental Sustainability Policy Statement & Goals
- Code of Business Conduct & Ethics

**ESG Disclosures:**

- SASB Disclosure
- ESG Report
- GRI Content Index
- CDP Climate Change Response
- TCFD mini-disclosure (with full report expected in 2021)

**Additional Resources:**

- Government Affairs Report
- Community Engagement Highlights
- DoingMoreToday.com

*All resources found at https://ir.regions.com/governance

| Sustainalytics ESG Risk Rating Low-Risk | JUST Capital Index and ETF Inclusion | SSgA R-Factor Score 66 | FTSE4 Good Index Inclusion | A MSCI ESG Rating |
|---|---|---|---|---|

**Environmental Sustainability**

- $280 million in renewable energy lending in 2019
- 437% year-over-year asset growth in 4 ESG-focused investment products
- Electric vehicle loan product introduced
- 1 million acres of sustainable forestry under management
- Cross-functional working group focused on environmental and social risk in lending practices
- 46% reduction in internal paper use over past 5 years
- Member of Ceres Company Network

**Human Capital Management**

- Diversity & Inclusion: increasing diversity in candidate selection and succession planning; creating a more inclusive culture through activities such as *Week of Understanding* and *Table Talks*
- 2% 401(k) Plan contribution for all eligible associates
- 5% 401(k) Plan matching contribution for all eligible associates
- 12 weeks fully paid leave for birth mothers; 6 weeks fully paid leave for birth fathers and adoptive parents
- $15/hr entry-level wage
- Regions Edge: re-skilling and up-skilling through development and learning
- Code of Business Conduct and Ethics and Office of Associate Conduct governing ethical behavior

**Customers and Communities**

- Regions360®: deliberative, prescriptive approach to identifying customer needs
- Focused community investments to promote inclusive economic growth in 3 areas:
  - Economic and Community Development
  - Financial Wellness
  - Education and Workforce Readiness
- 1.3 million people received financial education from Regions
- $17.4 million in community investments by Regions and Regions Foundation
- 164,000 financial education workshops delivered by associates in person
- 88,000 community service hours logged

**Environmental, Social, and Governance flows through line of business strategic plans, contributing to Regions' overall strategic plan**

(1) Represents activity between January 1, 2019 and December 31, 2019, unless otherwise noted. (2) 2015 baseline.

REGIONS 61

APPENDIX 62

# Footprint economic advantages source references

GENERATING **Consistent Sustainable Long-term Performance**

| Fact | Source |
|---|---|
| Job Growth | Bureau of Labor Statistics. "Employment, Hours, and Earnings from the Current Employment Statistics Survey." *Databases, Tables & Calculators by Subject*, 18 Feb. 2020, data.bls.gov/timeseries/CES0000000001. Accessed 18 Feb. 2020. |
| Population Growth | Data Access and Dissemination Systems (DADS). "U.S. Census Bureau Population Estimates." *Census.gov*, https://factfinder.census.gov/faces/tableservices/jsf/pages/productview.xhtml?pid=PEP_2018_PEPANNRES&src=pt. Accessed 18 Feb. 2020. |
| 6 of top 10 states where retirees are moving in footprint | Smartasset. "Where Are Retirees Moving ?." SmartAsset, 21 Aug. 2019, https://smartasset.com/retirement/where-are-retirees-moving#q=where. Accessed 13 Feb. 2020. |
| Alabama - Top five economic growth potential | Staff, BF. "Business Facilities' 15th Annual Rankings: State Rankings Report." Business Facilities - Area Economic Development, Site Selection &amp;amp;amp;amp;amp;amp;amp;amp;amp;amp;amp;amp; Workforce Solutions, 26 July 2019, businessfacilities.com/2019/07/business-facilities-15th-annual-rankings-state-rankings-report/. |
| Tennessee - #1 state growth for advanced manufacturing | Global Trade Staff. "https://www.globaltrademag.com/top-10-states-for-manufacturing-2019/." *Global Trade Magazine*, 02 Sept. 2019, htl.li/LSQT30lo2Nd. Accessed 13 Feb. 2020. |
| Louisiana - #1 state for workforce training in footprint | Louisiana Economic Development. "LED Awards & Recognition \| Louisiana Economic Development." LED \| Louisiana Economic Development, https://www.opportunitylouisiana.com/about-led/awards. Accessed 13 Feb. 2020. |
| Georgia - #1 state for doing business in footprint | Geraldine Gambale, Editor, Area Development Magazine, and Steve Kaelble, Staff Editor, Area Development. "2019 Top States for Doing Business: Georgia Ranks #1 Sixth Year in a Row." Area Development, Sept. 2019, https://www.areadevelopment.com/Top-States-for-Doing-Business/Q3-2019/overall-results-georgia-ranked-top-state-by-site-selection-c.shtml Accessed 13 Feb. 2020. |
| GDP by Footprint | "GDP by State." U.S. Bureau of Economic Analysis (BEA), www.bea.gov/data/gdp/gdp-state. |
| Florida's 2nd best economy in the U.S. | Enterprise Florida. "Florida The Future is Here." Enterprise Florida, www.enterpriseflorida.com/thefutureishere/. Accessed 13 Feb. 2020. |

Note: Source references to "Our footprint has significant economic advantages" slide included in the "Profile and Strategy" section of this presentation.

REGIONS 63

Non-GAAP information Management uses pre-tax pre-provision income (non-GAAP) and adjusted pre-tax pre-provision income (non-GAAP), as well as the adjusted efficiency ratio (non-GAAP) and the adjusted fee income ratio (non-GAAP) to monitor performance and believes these measures provide meaningful information to investors. Non-interest expense (GAAP) is presented excluding certain adjustments to arrive at adjusted non-interest expense (non-GAAP), which is the numerator for the efficiency ratio. Non-interest income (GAAP) is presented excluding certain adjustments to arrive at adjusted non-interest income (non-GAAP), which is the numerator for the fee income ratio. Adjusted non-interest income (non-GAAP) and adjusted non-interest expense (non- GAAP) are used to determine adjusted pre-tax pre-provision income (non-GAAP). Net interest income (GAAP) on a taxable-equivalent basis and non-interest income are added together to arrive at total revenue on a taxable-equivalent basis. Adjustments are made to arrive at adjusted total revenue on a taxable-equivalent basis (non-GAAP), which is the denominator for the fee income and efficiency ratios. Regions believes that the exclusion of these adjustments provides a meaningful base for period-to-period comparisons, which management believes will assist investors in analyzing the operating results of the Company and predicting future performance. These non-GAAP financial measures are also used by management to assess the performance of Regions’ business. It is possible that the activities related to the adjustments may recur; however, management does not consider the activities related to the adjustments to be indications of ongoing operations. Regions believes that presentation of these non-GAAP financial measures will permit investors to assess the performance of the Company on the same basis as that applied by management. The allowance for credit losses (ACL) as a percentage of total loans is an important ratio, especially during periods of economic stress. Management believes this ratio provides investors with meaningful additional information about credit loss allowance levels when the SBA's Paycheck Protection Program loans, which are fully backed by the U.S. government, are excluded from total loans which is the denominator used in the ACL ratio. This adjusted ACL ratio represents a non-GAAP financial measure. Regions believes adjusting total average loans for the impact of SBA PPP loans, the indirect-other consumer exit portfolio and the indirect vehicles exit portfolio, provides a meaningful calculation of loan growth rates and presents them on the same basis as that applied by management. Tangible common stockholders’ equity ratios have become a focus of some investors and management believes they may assist investors in analyzing the capital position of the Company absent the effects of intangible assets and preferred stock. Analysts and banking regulators have assessed Regions’ capital adequacy using the tangible common stockholders’ equity measure. Because tangible common stockholders’ equity is not formally defined by GAAP or prescribed in any amount by federal banking regulations it is currently considered to be a non- GAAP financial measure and other entities may calculate it differently than Regions’ disclosed calculations. Since analysts and banking regulators may assess Regions’ capital adequacy using tangible common stockholders’ equity, management believes that it is useful to provide investors the ability to assess Regions’ capital adequacy on this same basis. Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied and are not audited. Although these non-GAAP financial measures are frequently used by stakeholders in the evaluation of a company, they have limitations as analytical tools, and should not be considered in isolation, or as a substitute for analyses of results as reported under GAAP. In particular, a measure of earnings that excludes selected items does not represent the amount that effectively accrues directly to stockholders. Management and the Board of Directors utilize non-GAAP measures as follows: • Preparation of Regions' operating budgets • Monthly financial performance reporting • Monthly close-out reporting of consolidated results (management only) • Presentation to investors of company performance 64

# Non-GAAP and additional selected items impacting earnings

GENERATING Consistent Sustainable Long-term Performance

| *(amounts in millions, except per share data)* | Quarter Ended 9/30/2020 | 6/30/2020 | 9/30/2019 |
|---|---|---|---|
| **Selected items impacting earnings:** | | | |
| Pre-tax adjusted items[(1)]: | | | |
| Branch consolidation, property and equipment charges | $ (3) | $ (10) | $ (5) |
| Loss on early extinguishment of debt | (2) | (6) | — |
| Salaries and benefits related to severance charges | (2) | (2) | (1) |
| Professional and related fees associated with the purchase of Ascentium Capital | — | (8) | — |
| Valuation gain on equity investment | 44 | — | — |
| Securities gains (losses), net | 3 | 1 | — |
| Leveraged lease termination gains | — | — | 1 |
| Total pre-tax adjusted items[(1)] | $ 40 | $ (25) | $ (5) |
| Diluted EPS impact* | $ 0.03 | $ (0.02) | $ — |
| Pre-tax additional selected items**: | | | |
| CECL provision in excess of net charge-offs*** | $ — | $ (700) | $ — |
| Capital markets income - CVA/DVA | 5 | 34 | (6) |
| MSR net hedge performance | — | 2 | 15 |
| PPP loans interest income**** | 35 | 20 | — |
| COVID-19 related expenses | (3) | (19) | — |
| Total pre-tax additional selected items** | $ 37 | $ (663) | $ 9 |

(1) Non-GAAP; refer to appendix for reconciliation

* Based on income taxes at an approximate 25% incremental rate. Tax rates associated with leveraged lease terminations are incrementally higher based on their structure.

** Items represent an outsized impact to the quarter or quarterly trends, but are not considered non-GAAP adjustments.

***CECL was adopted 1/1/2020. Periods prior to January 1, 2020 reflect results under the incurred loss model.

**** 2nd quarter PPP loans interest income has been revised to remove estimated funding costs.

REGIONS 65

# Non-GAAP reconciliation: NII, non-interest income/expense, operating leverage and efficiency ratio

GENERATING Consistent Sustainable Long-term Performance

| ($ amounts in millions) | | Quarter Ended 9/30/2020 | 6/30/2020 | 3/31/2020 | 12/31/2019 | 9/30/2019 | 3Q20 vs. 2Q20 | | 3Q20 vs. 3Q19 | |
|---|---|---|---|---|---|---|---|---|---|---|
| Non-interest expense (GAAP) | A | $ 896 | $ 924 | $ 836 | $ 897 | $ 871 | $ (28) | (3.0)% | $ 25 | 2.9 % |
| Adjustments: | | | | | | | | | | |
| Branch consolidation, property and equipment charges | | (3) | (10) | (11) | (12) | (5) | 7 | 70.0 % | 2 | 40.0 % |
| Salary and employee benefits—severance charges | | (2) | (2) | (1) | — | (1) | — | — % | (1) | 100.0 % |
| Loss on early extinguishment of debt | | (2) | (6) | — | (16) | — | 4 | (66.7) | (2) | NM |
| Professional, legal and regulatory expenses | | — | (7) | — | — | — | 7 | 100.0 | — | NM |
| Acquisition expenses | | — | (1) | — | — | — | 1 | 100.0 | — | NM |
| Adjusted non-interest expense (non-GAAP) | B | $ 889 | $ 898 | $ 824 | $ 869 | $ 865 | $ (9) | (1.0)% | $ 24 | 2.8 % |
| Net interest income (GAAP) | C | $ 988 | $ 972 | $ 928 | $ 918 | $ 937 | $ 16 | 1.6 % | $ 51 | 5.4 % |
| Taxable-equivalent adjustment | | 12 | 13 | 12 | 13 | 13 | (1) | (7.7)% | (1) | (7.7)% |
| Net interest income, taxable-equivalent basis | D | $ 1,000 | $ 985 | $ 940 | $ 931 | $ 950 | $ 15 | 1.5 % | $ 50 | 5.3 % |
| Non-interest income (GAAP) | E | 655 | 573 | 485 | 562 | 558 | 82 | 14.3 | 97 | 17.4 |
| Adjustments: | | | | | | | | | | |
| Securities (gains) losses, net | | (3) | (1) | — | 2 | — | (2) | 200.0 % | (3) | NM |
| Valuation gain on equity investment | | (44) | — | — | — | — | (44) | NM | (44) | NM |
| Leveraged lease termination gains | | — | — | (2) | — | (1) | — | NM | 1 | (100.0)% |
| Adjusted non-interest income (non-GAAP) | F | $ 608 | $ 572 | $ 483 | $ 564 | $ 557 | $ 36 | 6.3 % | $ 51 | 9.2 % |
| Total revenue | C+E=G | $ 1,643 | $ 1,545 | $ 1,413 | $ 1,480 | $ 1,495 | $ 98 | 6.3 % | $ 148 | 9.9 % |
| Adjusted total revenue (non-GAAP) | C+F=H | $ 1,596 | $ 1,544 | $ 1,411 | $ 1,482 | $ 1,494 | $ 52 | 3.4 % | $ 102 | 6.8 % |
| Total revenue, taxable-equivalent basis | D+E=I | $ 1,655 | $ 1,558 | $ 1,425 | $ 1,493 | $ 1,508 | $ 97 | 6.2 % | $ 147 | 9.7 % |
| Adjusted total revenue, taxable-equivalent basis (non-GAAP) | D+F=J | $ 1,608 | $ 1,557 | $ 1,423 | $ 1,495 | $ 1,507 | $ 51 | 3.3 % | $ 101 | 6.7 % |
| Operating leverage ratio (GAAP) | I-A | | | | | | | | | 6.9 % |
| Adjusted operating leverage ratio (non-GAAP) | J-B | | | | | | | | | 4.0 % |
| Efficiency ratio (GAAP) | A/I | 54.1% | 59.4% | 58.6% | 60.1% | 57.7% | | | | |
| Adjusted efficiency ratio (non-GAAP) | B/J | 55.3% | 57.7% | 57.9% | 58.1% | 57.4% | | | | |
| Fee income ratio (GAAP) | E/I | 39.6% | 36.8% | 34.0% | 37.6% | 37.0% | | | | |
| Adjusted fee income ratio (non-GAAP) | F/J | 37.8% | 36.8% | 34.0% | 37.7% | 37.0% | | | | |

NM - Not Meaningful

REGIONS 66

# Non-GAAP reconciliation: adjusted average loans

GENERATING
Consistent Sustainable
Long-term Performance

| ($ amounts in millions) | Average Balances | | | | | | | | |
|---|---|---|---|---|---|---|---|---|---|
| | 3Q20 | 2Q20 | 1Q20 | 4Q19 | 3Q19 | 3Q20 vs. 2Q20 | | 3Q20 vs. 3Q19 | |
| Commercial and industrial | $ 46,405 | $ 49,296 | $ 40,519 | $ 39,743 | $ 40,200 | $ (2,891) | (5.9)% | $ 6,205 | 15.4 % |
| Less: SBA PPP Loans | 4,558 | 3,213 | — | — | — | 1,345 | 41.9 % | 4,558 | NM |
| **Adjusted commercial and industrial loans (non-GAAP)** | $ 41,847 | $ 46,083 | $ 40,519 | $ 39,743 | $ 40,200 | $ (4,236) | (9.2)% | $ 1,647 | 4.1 % |
| Total commercial loans | $ 52,221 | $ 55,100 | $ 46,351 | $ 45,589 | $ 46,071 | $ (2,879) | (5.2)% | $ 6,150 | 13.3 % |
| Less: SBA PPP Loans | 4,558 | 3,213 | — | — | — | 1,345 | 41.9 % | 4,558 | NM |
| **Adjusted total commercial loans (non-GAAP)** | $ 47,663 | $ 51,887 | $ 46,351 | $ 45,589 | $ 46,071 | $ (4,224) | (8.1)% | $ 1,592 | 3.5 % |
| Total business loans | $ 59,519 | $ 62,119 | $ 52,999 | $ 51,974 | $ 52,459 | $ (2,600) | (4.2)% | $ 7,060 | 13.5 % |
| Less: SBA PPP Loans | 4,558 | 3,213 | — | — | — | 1,345 | 41.9 % | 4,558 | NM |
| **Adjusted total business loans (non-GAAP)** | $ 54,961 | $ 58,906 | $ 52,999 | $ 51,974 | $ 52,459 | $ (3,945) | (6.7)% | $ 2,502 | 4.8 % |
| Total consumer loans | $ 29,851 | $ 29,845 | $ 30,250 | $ 30,418 | $ 30,527 | $ 6 | — % | $ (676) | (2.2)% |
| Less: Indirect-other consumer exit portfolio | 1,318 | 1,493 | 1,696 | 1,841 | 1,906 | (175) | (11.7)% | (588) | (30.8)% |
| Less: Indirect—vehicles | 1,223 | 1,441 | 1,679 | 1,948 | 2,247 | (218) | (15.1)% | (1,024) | (45.6)% |
| **Adjusted total consumer loans (non-GAAP)** | $ 27,310 | $ 26,911 | $ 26,875 | $ 26,629 | $ 26,374 | $ 399 | 1.5 % | $ 936 | 3.5 % |
| Total loans | $ 89,370 | $ 91,964 | $ 83,249 | $ 82,392 | $ 82,986 | $ (2,594) | (2.8)% | $ 6,384 | 7.7 % |
| Less: SBA PPP Loans | 4,558 | 3,213 | — | — | — | 1,345 | 41.9 % | 4,558 | NM |
| Less: Indirect-other consumer exit portfolio | 1,318 | 1,493 | 1,696 | 1,841 | 1,906 | (175) | (11.7)% | (588) | (30.8)% |
| Less: Indirect—vehicles | 1,223 | 1,441 | 1,679 | 1,948 | 2,247 | (218) | (15.1)% | (1,024) | (45.6)% |
| **Adjusted total loans (non-GAAP)** | $ 82,271 | $ 85,817 | $ 79,874 | $ 78,603 | $ 78,833 | $ (3,546) | (4.1)% | $ 3,438 | 4.4 % |

REGIONS 67

Non-GAAP reconciliation: non-interest expense Year Ended December 31 2019 2018 2017 2016 (Dollars in millions) ADJUSTED NON-INTEREST EXPENSE Non-interest expense (GAAP) $ 3,489 $ 3,570 $ 3,491 $ 3,483 Adjustments: Contribution to Regions Financial Corporation foundation — (60) (40) — Professional, legal and regulatory expenses — — — (3) Branch consolidation, property and equipment charges (25) (11) (22) (58) Expenses associated with residential mortgage loan sale — (4) — — Loss on early extinguishment of debt (16) — — (14) Salary and employee benefits—severance charges (5) (61) (10) (21) Adjusted non-interest expense (non-GAAP) $ 3,443 $ 3,434 $ 3,419 $ 3,387 68

# Non-GAAP reconciliation: Pre-tax pre-provision income (PPI)

GENERATING
Consistent Sustainable
Long-term Performance

| *($ amounts in millions)* | Quarter Ended 9/30/2020 | 6/30/2020 | 3/31/2020 | 12/31/2019 | 9/30/2019 | 3Q20 vs. 2Q20 | | 3Q20 vs. 3Q19 | |
|---|---|---|---|---|---|---|---|---|---|
| Net income (loss) available to common shareholders (GAAP) | $ 501 | $ (237) | $ 139 | $ 366 | $ 385 | $ 738 | 311.4 % | $ 116 | 30.1 % |
| Preferred dividends (GAAP) | 29 | 23 | 23 | 23 | 24 | 6 | 26.1 % | 5 | 20.8 % |
| Income tax expense (benefit) (GAAP) | 104 | (47) | 42 | 98 | 107 | 151 | 321.3 % | (3) | (2.8)% |
| Income (loss) before income taxes (GAAP) | 634 | (261) | 204 | 487 | 516 | 895 | 342.9 % | 118 | 22.9 % |
| Provision for credit losses (GAAP) [1] | 113 | 882 | 373 | 96 | 108 | (769) | (87.2)% | 5 | 4.6 % |
| Pre-tax pre-provision income (non-GAAP) | 747 | 621 | 577 | 583 | 624 | 126 | 20.3 % | 123 | 19.7 % |
| Other adjustments: | | | | | | | | | |
| Securities (gains) losses, net | (3) | (1) | — | 2 | — | (2) | 200.0 % | (3) | NM |
| Valuation gain on equity investment [2] | (44) | — | — | — | — | (44) | NM | (44) | NM |
| Leveraged lease termination gains | — | — | (2) | — | (1) | — | NM | 1 | 100.0 % |
| Salaries and employee benefits—severance charges | 2 | 2 | 1 | — | 1 | — | — % | 1 | 100.0 % |
| Branch consolidation, property and equipment charges | 3 | 10 | 11 | 12 | 5 | (7) | (70.0)% | (2) | (40.0)% |
| Loss on early extinguishment of debt | 2 | 6 | — | 16 | — | (4) | (66.7)% | 2 | NM |
| Professional, legal and regulatory expenses | — | 7 | — | — | — | (7) | (100.0)% | — | NM |
| Acquisition expenses | — | 1 | — | — | — | (1) | (100.0)% | — | NM |
| Total other adjustments | (40) | 25 | 10 | 30 | 5 | (65) | (260.0)% | (45) | NM |
| **Adjusted pre-tax pre-provision income (non-GAAP)** | $ 707 | $ 646 | $ 587 | $ 613 | $ 629 | $ 61 | 9.4 % | $ 78 | 12.4 % |

(1) Upon adoption of CECL on January 1, 2020, the provision for credit losses is the sum of the provision for loan losses and the provision for unfunded credit commitments. Prior to the adoption, the provision for unfunded commitments was included in other non-interest expense. (2) In the third quarter of 2020, the equity investee executed an initial public offering. However, the Company is subject to a conventional post-issuance 180 day lock-up period, which prevents the sale of its position.

NM - Not Meaningful

REGIONS 69

Forward-looking statements Forward-Looking Statements This release may include forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Any statement that does not describe historical or current facts is a forward-looking statement. Forward-looking statements are not based on historical information, but rather are related to future operations, strategies, financial results or other developments. Forward-looking statements are based on management’s current expectations as well as certain assumptions and estimates made by, and information available to, management at the time the statements are made. Those statements are based on general assumptions and are subject to various risks, and because they also relate to the future they are likewise subject to inherent uncertainties and other factors that may cause actual results to differ materially from the views, beliefs and projections expressed in such statements. Therefore, we caution you against relying on any of these forward-looking statements. These risks, uncertainties and other factors include, but are not limited to, those described below: • Current and future economic and market conditions in the United States generally or in the communities we serve (in particular the Southeastern United States), including the effects of possible declines in property values, increases in unemployment rates, financial market disruptions and potential reductions of economic growth, which may adversely affect our lending and other businesses and our financial results and conditions. • Possible changes in trade, monetary and fiscal policies of, and other activities undertaken by, governments, agencies, central banks and similar organizations, which could have a material adverse effect on our earnings. • Possible changes in market interest rates or capital markets could adversely affect our revenue and expense, the value of assets and obligations, and the availability and cost of capital and liquidity. • The impact of pandemics, including the ongoing COVID-19 pandemic, on our businesses and financial results and conditions.The duration and severity of the ongoing COVID-19 pandemic, which has disrupted the global economy, has and could continue to adversely affect our capital and liquidity position, impair the ability of borrowers to repay outstanding loans and increase our allowance for credit losses, impair collateral values, and result in lost revenue or additional expenses. The pandemic could also cause an outflow of deposits, result in goodwill impairment charges and the impairment of other financial and nonfinancial assets, and increase our cost of capital. • Any impairment of our goodwill or other intangibles, any repricing of assets, or any adjustment of valuation allowances on our deferred tax assets due to changes in law, adverse changes in the economic environment, declining operations of the reporting unit or other factors. • The effect of changes in tax laws, including the effect of any future interpretations of or amendments to Tax Reform, which may impact our earnings, capital ratios and our ability to return capital to shareholders. • Possible changes in the creditworthiness of customers and the possible impairment of the collectability of loans and leases, including operating leases. • Changes in the speed of loan prepayments, loan origination and sale volumes, charge-offs, loan loss provisions or actual loan losses where our allowance for loan losses may not be adequate to cover our eventual losses. • Possible acceleration of prepayments on mortgage-backed securities due to low interest rates, and the related acceleration of premium amortization on those securities. • Loss of customer checking and savings account deposits as customers pursue other, higher-yield investments, which could increase our funding costs. • Possible changes in consumer and business spending and saving habits and the related effect on our ability to increase assets and to attract deposits, which could adversely affect our net income. • Our ability to effectively compete with other traditional and non-traditional financial services companies, some of whom possess greater financial resources than we do or are subject to different regulatory standards than we are. • Our inability to develop and gain acceptance from current and prospective customers for new products and services and the enhancement of existing products and services to meet customers’ needs and respond to emerging technological trends in a timely manner could have a negative impact on our revenue. • Our inability to keep pace with technological changes could result in losing business to competitors. • Changes in laws and regulations affecting our businesses, including legislation and regulations relating to bank products and services, as well as changes in the enforcement and interpretation of such laws and regulations by applicable governmental and self-regulatory agencies, which could require us to change certain business practices, increase compliance risk, reduce our revenue, impose additional costs on us, or otherwise negatively affect our businesses. • Our capital actions, including dividend payments, common stock repurchases, or redemptions of preferred stock or other regulatory capital instruments, must not cause us to fall below minimum capital ratio requirements, with applicable buffers taken into account, and must comply with other requirements under law or imposed by our regulators, which may impact our ability to return capital to shareholders. 70

Forward-looking statements (continued) • Our ability to comply with stress testing and capital planning requirements (as part of the CCAR process or otherwise) may continue to require a significant investment of our managerial resources due to the importance of such tests and requirements. • Our ability to comply with applicable capital and liquidity requirements (including, among other things, the Basel III capital standards), including our ability to generate capital internally or raise capital on favorable terms, and if we fail to meet requirements, our financial condition and market perceptions of us could be negatively impacted. • The effects of any developments, changes or actions relating to any litigation or regulatory proceedings brought against us or any of our subsidiaries. • The costs, including possibly incurring fines, penalties, or other negative effects (including reputational harm) of any adverse judicial, administrative, or arbitral rulings or proceedings, regulatory enforcement actions, or other legal actions to which we or any of our subsidiaries are a party, and which may adversely affect our results. • Our ability to manage fluctuations in the value of assets and liabilities and off-balance sheet exposure so as to maintain sufficient capital and liquidity to support our business. • Our ability to execute on our strategic and operational plans, including our ability to fully realize the financial and non-financial benefits relating to our strategic initiatives. • The risks and uncertainties related to our acquisition or divestiture of businesses. • The success of our marketing efforts in attracting and retaining customers. • Our ability to recruit and retain talented and experienced personnel to assist in the development, management and operation of our products and services may be affected by changes in laws and regulations in effect from time to time. • Fraud or misconduct by our customers, employees or business partners. • Any inaccurate or incomplete information provided to us by our customers or counterparties. • Inability of our framework to manage risks associated with our business such as credit risk and operational risk, including third-party vendors and other service providers, which could, among other things, result in a breach of operating or security systems as a result of a cyber attack or similar act or failure to deliver our services effectively. • Dependence on key suppliers or vendors to obtain equipment and other supplies for our business on acceptable terms. • The inability of our internal controls and procedures to prevent, detect or mitigate any material errors or fraudulent acts. • The effects of geopolitical instability, including wars, conflicts and terrorist attacks and the potential impact, directly or indirectly, on our businesses. • The effects of man-made and natural disasters, including fires, floods, droughts, tornadoes, hurricanes, and environmental damage (specifically in the Southeastern United States), which may negatively affect our operations and/or our loan portfolios and increase our cost of conducting business. The severity and impact of future earthquakes, fires, hurricanes, tornadoes, droughts, floods and other weather-related events are difficult to predict and may be exacerbated by global climate change. • Changes in commodity market prices and conditions could adversely affect the cash flows of our borrowers operating in industries that are impacted by changes in commodity prices (including businesses indirectly impacted by commodities prices such as businesses that transport commodities or manufacture equipment used in the production of commodities), which could impair their ability to service any loans outstanding to them and/or reduce demand for loans in those industries. • Our ability to identify and address cyber-security risks such as data security breaches, malware, “denial of service” attacks, “hacking” and identity theft, including account take- overs, a failure of which could disrupt our business and result in the disclosure of and/or misuse or misappropriation of confidential or proprietary information, disruption or damage to our systems, increased costs, losses, or adverse effects to our reputation. • Our ability to achieve our expense management initiatives. • Market replacement of LIBOR and the related effect on our LIBOR-based financial products and contracts, including, but not limited to, derivative products, debt obligations, deposits, investments, and loans. • Possible downgrades in our credit ratings or outlook could, among other negative impacts, increase the costs of funding from capital markets. • The effects of a possible downgrade in the U.S. government’s sovereign credit rating or outlook, which could result in risks to us and general economic conditions that we are not able to predict. 71

Forward-looking statements (continued) • The effects of problems encountered by other financial institutions that adversely affect us or the banking industry generally could require us to change certain business practices, reduce our revenue, impose additional costs on us, or otherwise negatively affect our businesses. • The effects of the failure of any component of our business infrastructure provided by a third party could disrupt our businesses, result in the disclosure of and/or misuse of confidential information or proprietary information, increase our costs, negatively affect our reputation, and cause losses. • Our ability to receive dividends from our subsidiaries could affect our liquidity and ability to pay dividends to shareholders. • Changes in accounting policies or procedures as may be required by the FASB or other regulatory agencies could materially affect our financial statements and how we report those results, and expectations and preliminary analyses relating to how such changes will affect our financial results could prove incorrect. • Other risks identified from time to time in reports that we file with the SEC. • Fluctuations in the price of our common stock and inability to complete stock repurchases in the time frame and/or on the terms anticipated. • The effects of any damage to our reputation resulting from developments related to any of the items identified above. You should not place undue reliance on any forward-looking statements, which speak only as of the date made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible to predict all of them. We assume no obligation and do not intend to update or revise any forward-looking statements that are made from time to time, either as a result of future developments, new information or otherwise, except as may be required by law. The foregoing list of factors is not exhaustive. For discussion of these and other factors that may cause actual results to differ from expectations, look under the captions “Forward- Looking Statements” and “Risk Factors” of Regions’ Annual Report on Form 10-K for the year ended December 31, 2019 and the "Risk Factors" of Regions' Quarterly Report on Form 10-Q for the quarter ended June 30, 2020 as filed with the SEC. Further, statements about the potential effects of the COVID-19 pandemic on our businesses and financial results and conditions may constitute forward-looking statements and are subject to the risk that the actual effects may differ, possibly materially, from what is reflected in those forward-looking statements due to factors and future developments that are uncertain, unpredictable and in many cases beyond our control, including the scope and duration of the pandemic (including any second wave or resurgences), actions taken by governmental authorities in response to the pandemic, and the direct and indirect impact of the pandemic on our customers, third parties and us. The words “future,” “anticipates,” “assumes,” “intends,” “plans,” “seeks,” “believes,” “predicts,” “potential,” “objectives,” “estimates,” “expects,” “targets,” “projects,” “outlook,” “forecast,” “would,” “will,” “may,” “might,” “could,” “should,” “can,” and similar terms and expressions often signify forward-looking statements. You should not place undue reliance on any forward-looking statements, which speak only as of the date made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible to predict all of them. We assume no obligation and do not intend to update or revise any forward-looking statements that are made from time to time, either as a result of future developments, new information or otherwise, except as may be required by law. Regions’ Investor Relations contact is Dana Nolan at (205) 264-7040; Regions’ Media contact is Evelyn Mitchell at (205) 264-4551. 72

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